2018 Interim Report 中期報告 2018 Interim Report Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com 中期報告

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 36 Directors and Senior Management Contents 51 Other Information 65 Report on Review of Interim Financial Information 67 Interim Financial Information 101 Definitions 107 Glossary

2 Wynn Macau, Limited

Corporate Information

BOARD OF DIRECTORS

Executive Directors

Mr. Matthew O. Maddox*
Mr. Ian Michael Coughlan
Ms. Linda Chen
Mr. Stephen A. Wynn
(resigned on 7 February 2018)

Non-Executive Directors

Mr. Craig S. Billings
(appointed on 17 August 2018)
Mr. Maurice L. Wooden
(appointed on 7 February 2018)
Ms. Kim Sinatra (resigned on 8 August 2018)

Independent Non-Executive Directors

Dr. Allan Zeman, GBM, GBS, JP
(formerly the Vice Chairman of the Board and appointed as non-executive Chairman of the Board on 7 February 2018)
Mr. Jeffrey Kin-fung Lam, GBS, JP
Mr. Bruce Rockowitz
Mr. Nicholas Sallnow-Smith

AUDIT AND RISK COMMITTEE

Mr. Nicholas Sallnow-Smith (Chairman)
Mr. Bruce Rockowitz
Dr. Allan Zeman, GBM, GBS, JP

REMUNERATION COMMITTEE

Mr. Nicholas Sallnow-Smith (Chairman)
Mr. Jeffrey Kin-fung Lam, GBS, JP
Mr. Matthew O. Maddox**
Mr. Bruce Rockowitz

NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman)
Mr. Nicholas Sallnow-Smith
Dr. Allan Zeman, GBM, GBS, JP

COMPANY SECRETARY

Ms. Ho Wing Tsz Wendy, FCIS, FCS

AUTHORIZED REPRESENTATIVES

Dr. Allan Zeman, GBM, GBS, JP
Ms. Ho Wing Tsz Wendy, FCIS, FCS
(Mrs. Seng Sze Ka Mee, Natalia as alternate)

AUDITOR

Ernst & Young
Certified Public Accountants

LEGAL ADVISORS

As to Hong Kong and U.S. laws:
Skadden, Arps, Slate, Meagher & Flom

As to Hong Kong law:
Mayer Brown JSM

As to Macau law:
Alexandre Correia da Silva

As to Cayman Islands law:
Maples and Calder

* Mr. Matthew O. Maddox was re-designated from non-executive Director to executive Director effective from 7 February 2018.

** Mr. Matthew O. Maddox ceased to be a member of the Remuneration Committee effective from 23 March 2018.

Interim Report 2018 3 Corporate Information REGISTERED OFFICE HONG KONG SHARE REGISTRAR P.O. Box 309 Computershare Hong Kong Investor Ugland House Services Limited Grand Cayman KY1-1104 STOCK CODE Cayman Islands 1128 HEADQUARTERS IN MACAU COMPANY WEBSITE Rua Cidade de Sintra www.wynnmacaulimited.com NAPE, Macau SAR PRINCIPAL PLACE OF BUSINESS IN HONG KONG Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Estera Trust (Cayman) Limited

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands, except per share amounts or otherwise stated) (restated) Casino revenues 16,501,017 13,729,857 Other revenues 2,681,799 2,126,168 Adjusted EBITDA 5,298,054 3,870,839 Profit attributable to owners 3,031,074 1,591,948 Earnings per Share — basic and diluted (HK$) 0.58 0.31

Interim Report 2018 5 Management Discussion and Analysis OVERVIEW We are a developer, owner and operator of two integrated destination casino resorts in Macau, Wynn Macau and Wynn Palace. We operate integrated resorts that attract a wide range of customer segments and generate strong financial results. To attract and retain our customers, we design and continually make enhancements and refinements to refresh and improve our resorts and to create unique customer experiences across a wide range of gaming and non-gaming amenities. Our emphasis on human resources and staff training underscores our commitment to providing our customers with superior levels of luxury service and guest experience. We also leverage Wynn International Marketing, Ltd.’s international branch offices located in Hong Kong, Singapore, Taiwan, Japan, Canada and the United States to attract international customers. On 12 August 2016, WRM received notification from The Gaming Inspection and Coordination Bureau of Macau (“DICJ”) that Wynn Palace was approved to commence operations on 22 August 2016. DICJ authorized 100 new table games for operation at Wynn Palace effective 22 August 2016, 25 new table games for operation effective 1 January 2017 and 25 new table games for operation effective 1 January 2018 for a total of 150 new table games in aggregate. DICJ also approved 1,145 slot machines for operation at Wynn Palace effective 22 August 2016. We have and will continue to share table games between Wynn Macau and Wynn Palace, subject to the aggregate cap to optimize our casino operations. Wynn Macau Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. We completed expansion works at Wynn Macau in December 2007 and November 2009, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added hotel accommodations and a range of gaming and non-gaming amenities, opened in April 2010.

6 Wynn Macau, Limited Management Discussion and Analysis Wynn Macau features: • Approximately 273,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit; • Two luxury hotel towers with a total of 1,008 spacious rooms and suites; • Casual and fine dining in eight restaurants; • Approximately 59,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including two health clubs and spas, a salon and a pool; • A rotunda show featuring a Chinese zodiac-inspired ceiling along with gold “prosperity tree” and a “dragon of fortune” attractions; and • Approximately 31,000 square feet of meeting and convention space. The following table presents the number of casino games available at Wynn Macau: As at 30 June 2018 2017 VIP table games 109 93 Mass market table games 207 206 Slot machines 879 948 Poker tables 12 13

Interim Report 2018 | 7

Management Discussion and Analysis

Wynn Palace

On 22 August 2016, we opened Wynn Palace in the Cotai area of Macau.

Wynn Palace features:

- Approximately 424,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons and sky casinos;
- A luxury hotel with a total of 1,706 spacious rooms, suites and villas;
- Casual and fine dining in eleven food and beverage outlets;
- Approximately 106,000 square feet of high-end, brand-name retail shopping;
- Recreation and leisure facilities, including a cable car ("SkyCab") ride, health club, spa, salon and pool;
- Public attractions including an 8-acre performance lake, floral art displays and fine art displays; and
- Approximately 37,000 square feet of meeting and convention space.

The following table presents the number of casino games available at Wynn Palace:

	As at 30 June	
	2018	2017
VIP table games	**112**	104
Mass market table games	**211**	202
Slot machines	**1,073**	1,141
Poker tables	**—**	4

8 Wynn Macau, Limited Management Discussion and Analysis FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 50 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue from the HK$21.53 billion generated in 2002. According to Macau statistical information, casinos in Macau generated approximately HK$145.84 billion in gaming revenue during the six months ended 30 June 2018, an increase of approximately 18.9% over the approximate HK$122.70 billion generated in the six months ended 30 June 2017, making Macau the largest gaming market in the world. Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau grew significantly from liberalization in 2002 to 2014. From the first quarter of 2015 until the second quarter of 2016, the Macau gaming market experienced a period of decline in both revenue and visitation. In the third quarter of 2016, both metrics began to improve and statistics for the first half of 2018 reflect a year-over-year increase of 8.0% with 16.8 million tourist arrivals to Macau. We have benefited from the rise in visitation to Macau during the first half of 2018. The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau in 2006. As at 30 June 2018, there were 39,400 hotel rooms, 6,588 table games and 17,296 slots in Macau, compared to 12,978 hotel rooms, 2,762 table games and 6,546 slots as at 31 December 2006. Gaming customers traveling to Macau typically come from nearby destinations in Asia, including mainland China, Hong Kong, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 90.6% of visitors to Macau for the six months ended 30 June 2018 were from mainland China, Hong Kong and Taiwan.

Interim Report 2018 9 Management Discussion and Analysis Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Factors affecting tourism levels in Macau may include, among others: the prevailing economic conditions in mainland China and Asia; restrictions, conditions or other factors which affect visitation by citizens of mainland China to Macau; various countries’ policies on currency exchange controls and currency export and travel restrictions (for example on Renminbi, the currency of the PRC, and the issuance of travel visas that may be in place from time to time); and competition from other destinations which offer gaming and/or leisure activities. Natural and man-made disasters, extreme weather conditions (such as typhoons and heavy rainstorms), outbreaks of highly infectious diseases, public incidents of violence, security alerts, riots and demonstrations, war and other events, particularly in Macau and nearby regions, may result in decreases to visitor arrivals to Macau from mainland China and elsewhere and disrupt travel to and between our resorts. Any of these events may also interfere with our operations and could have a material adverse effect on our business, financial condition and results of operations. Although we have insurance coverage with respect to some of these events, we cannot assure you that any such coverage will be sufficient to indemnify us fully against all direct and indirect costs, including any loss of business that could result from substantial damage to, or partial or complete destruction of, any of our properties. Economic and Operating Environment A significant number of our gaming customers come from mainland China. Economic disruption, contraction or uncertainty in China can impact the number of patrons visiting our properties or the amount they may be willing to spend. In addition, policies adopted from time to time by the Chinese government, including any travel restrictions imposed by China on its citizens, such as restrictions imposed on exit visas granted to residents of mainland China for travel to Macau, could disrupt the number of visitors from mainland China to our resorts. It is not known when, or if, policies restricting visitation by mainland Chinese citizens to Macau and Hong Kong will be put in place and travel policies may be adjusted, without notice, in the future. Furthermore, the Chinese government’s ongoing anti-corruption campaign has influenced the behavior of Chinese consumers and their spending patterns both domestically and abroad. The campaign and mainland Chinese monetary outflow policies have specifically led to tighter monetary transfer regulations, including real time monitoring of certain financial channels, limitations on cash withdrawals from ATM machines by mainland China citizens, the reduction of annual withdraw limits from bank accounts while the account holder is outside of mainland China and “know your client” protocols implemented on ATM machines. These policies may affect and impact the number of visitors and the amount of money they bring from mainland China to Macau. The overall effect of the campaign and monetary transfer restrictions may negatively affect our revenues and results of operations.

10 Wynn Macau, Limited Management Discussion and Analysis Competition Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco, MGM Macau, and Venetian Macau. As at 30 June 2018, there were 41 casinos in Macau, including 22 operated by SJM. Each of the six current operators has operational casinos and several have expansion plans underway. The Macau government has had the ability to grant additional gaming concessions since April 2009. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. During 2016, we contributed to the new capacity in the market, with the opening of Wynn Palace in the Cotai area. Several of our competitors also opened additional facilities during 2016, 2017 and the first half of 2018 and will open additional facilities over the next few years, which will further increase other gaming and non-gaming offerings in Macau. Wynn Macau and Wynn Palace also face competition from casinos throughout the world, including Singapore, the Philippines, Malaysia, Australia, Las Vegas, cruise ships in Asia that offer gaming and other casinos throughout Asia. We may also face potential competitions from Japan which recently passed legislation to legalize gaming. Gaming Concession The current term of our Concession Agreement with the Macau government expires on 26 June 2022. Unless the current term of our concession is extended before it expires or the Macau government agrees otherwise, all of our gaming operations and related equipment in Macau will be automatically transferred to the Macau government without compensation to us and we will cease to generate any revenues from these operations. The Macau government has publicly commented that it is studying the process by which future gaming concessions may be awarded upon the expiration of existing concessions. The relevant concession or subconcession held by Galaxy, Venetian Macau and Melco also expires on 26 June 2022, whereas the relevant concession or subconcession held by SJM and MGM Macau expires on 31 March 2020.

Interim Report 2018 11 Management Discussion and Analysis Effective June 2017, the Macau government may redeem the Concession Agreement by providing us at least one year’s prior notice. In the event the Macau government exercises this redemption right, we are entitled to fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of revenue generated during the tax year prior to the redemption multiplied by the remaining years under the concession. We may not be able to obtain a new gaming concession or renew or extend our Concession Agreement on terms favorable to us or at all. If our concession is redeemed, the compensation paid to us may not be adequate to compensate us for the loss of future revenues. We cannot conduct gaming operations in Macau without a gaming concession from the Macau government. The loss of a gaming concession would have a material adverse effect on our business, financial condition, results of operations and cash flows. Macau Laws and Regulations The operations of our resorts are contingent upon us maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau laws and regulations. The laws and regulations requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations. WRM and its directors, key employees, managing companies and shareholders who own 5% or more of WRM’s shares must be found suitable and are subject to the continuous monitoring and supervision of the Macau government for the term of the Concession Agreement to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the Macau government’s supervision are to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction. Our activities are also subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Bureau, Labour Affairs Bureau, Land, Public Works and Transport Bureau, Fire Services Bureau, Financial Services Bureau (including the Tax Department), Monetary Authority of Macau, Financial Intelligence Office and Macau Government Tourism Office. We cannot assure you that we will be able to maintain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations. Failure to comply with the terms of the Concession Agreement and adapt to the regulatory and gaming environment in Macau could result in the revocation of the Concession Agreement or otherwise negatively affect our operations in Macau. Developments in the regulation of the gaming industry could be difficult to comply with and significantly increase our costs, which could adversely affect our business.

12 Wynn Macau, Limited Management Discussion and Analysis The Resignation of Mr. Stephen A. Wynn, the former Chief Executive Officer and Chairman of the Board of the Company, and his separation from the Group On 7 February 2018, Mr. Wynn resigned as executive Director, Chairman of the Board, and Chief Executive Officer of the Company after allegations of inappropriate conduct by Mr. Wynn were reported. Mr. Wynn also resigned from his positions as director and officer of the Company’s subsidiaries. The resulting controversy related to Mr. Wynn and his separation from the Group could significantly harm our business in numerous ways, including in ways that we cannot predict. Additional allegations have been and may in the future be asserted against Mr. Wynn. Allegations may also be asserted against any member of the Group in the future, and regulatory or legal proceedings involving any member of the Group may be commenced. The foregoing events, controversy and possible litigation or disputes, as well as the Macau Litigation Related to Okada (as further detailed in Other Information — ”Litigation — Macau Litigation Related to Okada”) and any additional connected matters that may arise in the future, can be expensive and may divert management’s attention from the operations of our business. The foregoing events, controversy and possible litigation or disputes may also lead to additional scrutiny from regulators. In addition, publicity of the foregoing events, controversy and litigation and disputes (actual and potential) could negatively impact our business, reputation and competitive position and could reduce demand for the securities of the Company and thereby have a negative impact on their trading prices. Furthermore, the Group’s integrated resort business model was pioneered by Mr. Wynn. Our business, reputation, and competitive position may be negatively affected as a result of our association with Mr. Wynn, or as a result of his separation from the Group and the loss of his skills and experience. Gaming Promoters A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business. Gaming promoters introduce premium VIP players to Wynn Macau and Wynn Palace and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau and Wynn Palace pay the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. The total amount of commissions paid to gaming promoters was netted against casino revenues.

Interim Report 2018 13 Management Discussion and Analysis We typically advance commissions to certain selected gaming promoters with strong operational performance history at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters is the difference between commissions advanced to each individual gaming promoter, and the net commissions payable to each such gaming promoter. At the end of each month, any commissions outstanding are cleared no later than the fifth business day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history. In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients. Gaming promoters may experience certain difficulties in their Macau operations, including intensified competition in attracting patrons to come to Macau depending on certain factors, including Chinese government policies. These factors may cause gaming promoters to face a decrease in liquidity, limiting their ability to grant credit to their patrons, and difficulties in collecting credit they extend. The reputations and probity of the gaming promoters with whom we work are important to our own reputation and to our ability to operate in compliance with our gaming concession and Macau gaming laws. We conduct periodic reviews of the probity and compliance programs of our gaming promoters. However, we are not able to control our gaming promoters’ compliance with these high standards of probity and integrity, and our gaming promoters may violate provisions in their contracts with us designed to ensure such compliance. Failure by a gaming promoter we work with to comply with Macau gaming laws or maintain the required standards of probity and integrity could adversely affect our reputation and our business. Premium Credit Play We selectively extend credit to our VIP players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure that, among other things, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant.

14 Wynn Macau, Limited Management Discussion and Analysis Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resorts changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games will affect casino profitability. Intellectual Property Rights We have licensed the right to use certain “WYNN”-related trademarks and service marks from Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, an affiliate of Wynn Resorts, Limited. Our intellectual property assets, especially the logo version of “WYNN,” are among our most valuable assets. Pursuant to the licensing arrangement, WRM licenses the right to use the “WYNN” trademark in connection with WRM’s operation of hotel casinos in Macau in return for a monthly royalty payment. The licensing arrangement is not a fixed term arrangement; it is terminable on the occurrence of certain events, including if the WRL Group loses its rights in the “WYNN” mark, if Wynn Resorts, Limited ceases to hold more than a 50% voting interest in WRM or by the court appointed administrator in the event Wynn Resorts, Limited or Wynn Resorts Holdings, LLC enters into bankruptcy proceedings. If the existing licensing arrangement were terminated and we fail to enter into new arrangements with the WRL Group in respect of the “WYNN” mark, we would lose our rights to use the “WYNN” brand name, and “WYNN” trademarks and domain names. The loss of our ability to use these “WYNN”-related marks would cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations. Wynn Resorts Holdings, LLC has filed applications with the United States Patent and Trademark Office (the “PTO”) and trademark registries including registries in Macau, mainland China, Hong Kong, Singapore, Japan, certain European countries and various other jurisdictions throughout the world, to register a variety of “WYNN”-related trademarks and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “WYNN PALACE” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN” and other “WYNN”-related marks. If a third party successfully challenges our ownership of, or right to use, the “WYNN”-related trademarks and service marks, our business or results of operations could be harmed. We also are exposed to the risk that third parties may use “WYNN”-related trademarks without authorization. Furthermore, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming increasingly relevant. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such claims are successfully prosecuted, may have a material impact on our business.

Interim Report 2018 15 Management Discussion and Analysis Cybersecurity Risks We rely on information technology and other systems (including those maintained by third parties we work with) to maintain and transmit customer financial information, credit card settlements, credit card funds transmissions, mailing lists and reservations information and other personally identifiable information. We also maintain important internal company data relating to our operations and employees. The security of the information we maintain (or maintained by third parties we work with) is subject to ever-evolving threats and risks of compromised security including cyber-attack and cybersecurity breaches. Although we have implemented systems and processes to protect customers, employees and company information, the measures we take to deter and mitigate against these threats and risks may not be successful and our insurance coverage for protecting against cybersecurity risks may not be sufficient to cover the subsequent losses depending on the incident. A significant theft, loss or fraudulent use of customer or company data maintained by us or by a third party service provider could have an adverse effect on our reputation, cause a material disruption to our operations and management team, and result in remediation expenses, regulatory penalties and litigation by customers and other parties whose information was subject to such attacks, all of which could have a material adverse effect on our business, results of operations and cash flows. Risk of Fraud, Cheating and Theft Acts of fraud or cheating through the use of counterfeit chips, covert schemes and other tactics, possibly in collusion with our employees, may be attempted or committed by our gaming customers with the aim of increasing their winnings. Our gaming customers, visitors and employees may also commit crimes such as theft in order to obtain chips not belonging to them. We have taken measures to safeguard our interests including the implementation of systems, processes and technologies to mitigate against these risks, extensive employee training, surveillance, security and investigation operations and adoption of appropriate security features on our chips such as embedded radio frequency identification tags. Despite our efforts, we may not be successful in preventing or detecting such culpable behavior and schemes in a timely manner and the relevant insurance we have obtained may not be sufficient to cover our losses depending on the incident, which could result in losses to our gaming operations and generate negative publicity, both of which could have an adverse effect on our reputation, business, results of operations and cash flows.

16 Wynn Macau, Limited Management Discussion and Analysis Fraudulent Websites There has been an increase in the international operation of fraudulent online gambling and investment websites attempting to scam and defraud members of the public. These fraudulent websites can appear highly professional and will often feature false statements on their websites in an attempt to pass off as a legitimate business or purport to be in association with, or be accredited by, a legitimate business or governmental authority. Such websites may also wrongfully display logos and trademarks owned by legitimate businesses or governmental authorities, or use deceptively similar logos and imagery, to appear legitimate. We do not offer online gambling or investment accounts. Websites offering these or similar activities and opportunities that use our names, such as “Wynn Resorts (Macau) S.A.”, “Wynn”-related trademarks, including our marks for “Wynn Macau” and “Wynn Palace”, or similar names or images in likeness to ours, are doing so without our authorization and possibly unlawfully and with criminal intent. The Group is not responsible for the contents of such websites. If our efforts to cause these sites to be shut down through civil action and by reporting these sites to the appropriate authorities (where applicable, including for possible criminal prosecution) are unsuccessful or not timely completed, these unauthorized activities may continue and harm our reputation and negatively affect our business. Efforts we take to acquire and protect our intellectual property rights against unauthorized use throughout the world, which may include retaining counsel and commencing litigation in various jurisdictions, may be costly and may not be successful in protecting and preserving the status and value of our intellectual property assets. To report fraudulent websites or e-mails purportedly connected to the Group, please e-mail inquiries@wynnmacau.com.

Interim Report 2018 17 Management Discussion and Analysis ADJUSTED EBITDA Adjusted EBITDA is earnings before finance costs, finance revenues, net foreign currency differences, changes in fair value of interest rate swaps, income taxes, depreciation and amortization, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDA presented by Wynn Resorts, Limited for its Macau segments in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit. The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating profit. For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands) Operating profit 3,772,329 2,367,461 Add Depreciation and amortization 1,356,018 1,393,098 Property charges and other 55,602 7,739 Share-based payments 63,714 62,339 Wynn Macau, Limited corporate expenses 50,391 40,202 Adjusted EBITDA 5,298,054 3,870,839

18 Wynn Macau, Limited Management Discussion and Analysis REVIEW OF HISTORICAL OPERATING RESULTS The operating results reflect the Company’s adoption of the IFRS 15 Revenue from Contracts with Customers, effective 1 January 2018. Certain prior period amounts have been restated to reflect the full retrospective adoption of the standard, with no impact on operating income, net profit attributable to owners of the Company and Adjusted EBITDA. Summary Breakdown Table The following table presents certain selected statement of profit or loss and other comprehensive income line items and certain other data. For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands) Wynn Macau: Casino(1) 7,932,135 8,286,878 Rooms 434,948 366,975 Food and beverage 293,923 250,601 Retail and other 440,741 355,350 Wynn Palace: Casino(1) 8,568,882 5,442,979 Rooms 636,085 444,539 Food and beverage 414,557 342,604 Retail and other 461,545 366,099 Total operating revenues 19,182,816 15,856,025

Interim Report 2018 19 Management Discussion and Analysis For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Wynn Macau: VIP: VIP table games turnover 243,037,692 227,814,358 VIP table games win(1) 6,286,590 7,813,649 VIP table games win as a percentage of turnover 2.6% 3.4% Average number of gaming tables(2) 113 92 Table games win per unit per day(3) 307,879 467,491 Mass market: Mass market table drop 20,500,799 17,134,027 Mass market table games win(1) 3,985,184 3,376,882 Mass market table games win percentage 19.4% 19.7% Average number of gaming tables(2) 203 204 Table games win per unit per day(3) 108,208 91,363 Slot machine handle 15,410,826 13,404,479 Slot machine win(1) 644,137 606,845 Average number of slots(2) 930 901 Slot machine win per unit per day(3) 3,825 3,719 Wynn Palace: VIP: VIP table games turnover 230,506,699 176,024,577 VIP table games win(1) 6,427,050 4,564,856 VIP table games win as a percentage of turnover 2.8% 2.6% Average number of gaming tables(2) 115 98 Table games win per unit per day(3) 307,912 257,552

20 Wynn Macau, Limited Management Discussion and Analysis For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Mass market: Mass market table drop 19,091,499 11,650,519 Mass market table games win(1) 4,629,164 2,614,530 Mass market table games win percentage 24.2% 22.4% Average number of gaming tables(2) 211 206 Table games win per unit per day(3) 121,325 70,100 Slot machine handle 15,665,106 10,224,074 Slot machine win(1) 783,172 534,352 Average number of slots(2) 1,065 1,011 Slot machine win per unit per day(3) 4,061 2,921 Notes: (1) Total casino revenues do not equal the sum of “VIP table games win”, “mass market table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues). The following table presents a reconciliation of the sum of “VIP table games win”, “mass market table games win” and “slot machine win” to total casino revenues. For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands) VIP table games win 12,713,640 12,378,505 Mass market table games win 8,614,348 5,991,412 Slot machine win 1,427,309 1,141,197 Poker revenues 84,899 78,188 Commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) (6,339,179) (5,859,445) Total casino revenues 16,501,017 13,729,857

Interim Report 2018 21 Management Discussion and Analysis (2) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period. (3) Table games win per unit per day and slot machine win per unit per day are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau, Encore, and Wynn Palace were open in the applicable period. Discussion of Results of Operations Financial results for the six months ended 30 June 2018 compared to financial results for the six months ended 30 June 2017 Operating Revenues Total operating revenues increased 21.0% from HK$15.86 billion in the six months ended 30 June 2017 to HK$19.18 billion in the six months ended 30 June 2018. This increase was primarily due to an increase from Wynn Palace driven by higher gaming volumes together with higher table games win percentage for both VIP and mass market segments in the six months ended 30 June 2018 compared to the six months ended 30 June 2017, partially offset by a decrease from Wynn Macau driven by a low VIP table games win as a percentage of turnover. Casino Revenues Casino revenues increased 20.2% from HK$13.73 billion (86.6% of total operating revenues) in the six months ended 30 June 2017 to HK$16.50 billion (86.0% of total operating revenues) in the six months ended 30 June 2018. The components and reasons are as follows: VIP casino gaming operations. VIP table games win increased by 2.7%, from HK$12.38 billion in the six months ended 30 June 2017 to HK$12.71 billion in the six months ended 30 June 2018. The increase was driven by an increase in business volumes of both Wynn Macau and Wynn Palace, with total VIP table games turnover up 17.3%, from HK$403.84 billion in the six months ended 30 June 2017 to HK$473.54 billion in the six months ended 30 June 2018 and an increase in Wynn Palace VIP table games win as a percentage of turnover from 2.6% to 2.8%, partially offset by a decrease in Wynn Macau VIP table games win as a percentage of turnover from 3.4% in the six months ended 30 June 2017 to 2.6% in the six months ended 30 June 2018, which was below our expected range of 2.7% to 3.0%.

22 Wynn Macau, Limited Management Discussion and Analysis Mass market casino gaming operations. Mass market table games win increased by 43.8%, from HK$5.99 billion in the six months ended 30 June 2017 to HK$8.61 billion in the six months ended 30 June 2018. The increase was driven by an increase in business volumes of both Wynn Macau and Wynn Palace and an increase in Wynn Palace mass market table games win percentage from 22.4% in the six months ended 30 June 2017 to 24.2% in the six months ended 30 June 2018. Slot machine gaming operations. Slot machine win increased by 25.1% from HK$1.14 billion in the six months ended 30 June 2017 to HK$1.43 billion in the six months ended 30 June 2018. The increase in slot machine win was primarily driven by an increase in business volumes and average number of slots of both Wynn Macau and Wynn Palace, with total slot machine handle increase 31.5% from HK$23.63 billion in the six months ended 30 June 2017 to HK$31.08 billion in the six months ended 30 June 2018. Non-casino Revenues Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, increased by 26.1% from HK$2.13 billion (13.4% of total operating revenues) in the six months ended 30 June 2017 to HK$2.68 billion (14.0% of total operating revenues) in the six months ended 30 June 2018, primarily due to increases in rooms, food and beverage and retail and other revenues from both Wynn Macau and Wynn Palace. Room. Our room revenues increased by 32.0% from HK$811.5 million in the six months ended 30 June 2017 to HK$1,071.0 million in the six months ended 30 June 2018, primarily due to higher Average Daily Rate and occupancy rate at both Wynn Macau and Wynn Palace.

Interim Report 2018 23 Management Discussion and Analysis The following table presents additional information about our room revenues for Wynn Macau and Wynn Palace: Room revenues information For the Six Months Ended 30 June 2018 2017 Wynn Macau: Average Daily Rate HK$2,207 HK$1,874 Occupancy 99.2% 96.6% REVPAR HK$2,189 HK$1,810 Wynn Palace: Average Daily Rate HK$1,984 HK$1,473 Occupancy 96.5% 95.9% REVPAR HK$1,915 HK$1,413 Food and beverage. Food and beverage revenues increased by 19.4% from HK$593.2 million in the six months ended 30 June 2017 to HK$708.5 million in the six months ended 30 June 2018, as a result of increased covers at restaurants of both Wynn Macau and Wynn Palace. Retail and other. Our retail and other revenues increased by 25.1% from HK$721.4 million in the six months ended 30 June 2017 to HK$902.3 million in the six months ended 30 June 2018, primarily due to strong same store sales growth at both Wynn Macau and Wynn Palace. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums increased by 16.8% from HK$7.78 billion in the six months ended 30 June 2017 to HK$9.09 billion in the six months ended 30 June 2018. The increase was commensurate with the 20.2% increase in casino revenues. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 4% of its gross gaming win as contributions for public development and social facilities.

24 Wynn Macau, Limited Management Discussion and Analysis Staff costs. Staff costs increased by 8.7% from HK$2.29 billion in the six months ended 30 June 2017 to HK$2.49 billion in the six months ended 30 June 2018. The increase was primarily due to general salary increment and an increase in the number of full-time equivalent employees. Other operating expenses. Other operating expenses increased by 20.0% from HK$2.02 billion in the six months ended 30 June 2017 to HK$2.42 billion in the six months ended 30 June 2018, driven mainly by increase in business volume related expenses such as license fees, cost of sales, repairs and maintenance costs, advertising and promotion expenditures, operating supplies and equipment costs, utilities and fuel fees, contract service expenditures and other expenses and the change in provision for doubtful accounts. Provision for doubtful accounts was a benefit of HK$22.2 million in the six months ended 30 June 2018, compared to a benefit of HK$43.2 million for the same period of 2017. The change was primarily due to the impact of historical collection patterns and current collection trends, as well as the specific review of customer accounts, on our estimated allowance for the respective periods. Depreciation and amortization. Depreciation and amortization decreased by 2.7% from HK$1.39 billion in the six months ended 30 June 2017 to HK$1.36 billion in the six months ended 30 June 2018. The decrease was the result of certain Wynn Macau assets becoming fully depreciated. Property charges and other. Property charges and other increased from HK$7.7 million in the six months ended 30 June 2017 to HK$55.6 million in the six months ended 30 June 2018. Amounts in each period represent the gain/loss on the sale of equipment and other assets as well as costs related to assets retired or abandoned as a result of renovating certain assets of the Company in response to customer preferences and changes in market demand. As a result of the foregoing, total operating costs and expenses increased by 14.2%, from HK$13.49 billion in the six months ended 30 June 2017 to HK$15.41 billion in the six months ended 30 June 2018. Finance Revenues Finance revenues increased from HK$5.0 million in the six months ended 30 June 2017 to HK$42.8 million in the six months ended 30 June 2018. The increase was primarily due to holding higher average cash balances in the six months ended 30 June 2018 compared to 2017. During 2018 and 2017, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our cash equivalents were primarily in time deposits and fixed deposits with a maturity of three months or less.

Interim Report 2018 25 Management Discussion and Analysis Finance Costs Finance costs increased by 12.1% from HK$625.8 million in the six months ended 30 June 2017 to HK$701.4 million in the six months ended 30 June 2018. The increase is due to an increase in amounts outstanding under the Wynn Macau Credit Facilities. Interest Rate Swaps As required under the terms of the Wynn Macau Credit Facilities, we had entered into agreements which swap a portion of the interest on our loans from floating to fixed rates. These transactions did not qualify for hedge accounting. Changes in the fair value of our interest rate swaps were recorded as an increase or decrease in swap fair value during each period. During the six months ended 30 June 2017, we recorded a loss of HK$8.2 million, resulting from the movement in the fair value of our interest rate swaps. These interest rate swaps expired in July 2017. Income Tax Expense In the six months ended 30 June 2018 and 2017, our income tax expense was HK$6.2 million. Our tax expense for the six months ended 30 June 2018 and 2017 relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Profit Attributable to Owners of the Company As a result of the foregoing, compared to HK$1.59 billion for the six months ended 30 June 2017, net profit attributable to owners of the Company was HK$3.03 billion for the six months ended 30 June 2018. LIQUIDITY AND CAPITAL RESOURCES Capital Resources Since the opening of Wynn Macau and Wynn Palace on 6 September 2006 and 22 August 2016, respectively, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand. Our cash balances as at 30 June 2018 were approximately HK$8.33 billion. This cash is available for operations, new development activities, enhancements to our operating properties, debt service and retirement and general corporate purposes.

26 Wynn Macau, Limited Management Discussion and Analysis On 30 September 2015, WRM expanded the availability of borrowings under its senior secured bank facility to approximately HK$23.87 billion consisting of an approximately HK$18.01 billion fully funded senior secured term loan facility and an approximately HK$5.86 billion senior secured revolving credit facility. WRM also has the ability to upsize the total senior secured facilities by approximately an additional HK$7.80 billion equivalent (US$1.00 billion) pursuant to the terms and provisions of the agreement for the Wynn Macau Credit Facilities. As at 30 June 2018, the Group had approximately HK$970.6 million of available borrowing capacity under the Wynn Macau Credit Facilities. On 18 July 2016, WMLF entered into an agreement as the borrower of a revolving credit facility for initially up to HK$1.55 billion (approximately US$197.3 million) with Bank of China Limited, Macau Branch as the lender. On 25 October 2016, the WMLF Revolving Credit Facility was amended and upsized, increasing the available borrowing capacity to HK$3.87 billion (approximately US$493.2 million). The WMLF Revolving Credit Facility matured in July 2018, at which time any outstanding borrowings must be repaid. On the maturity date, there were no outstanding borrowings under the WMLF Revolving Credit Facility. On 20 September 2017, the Company completed the issuance of 4.875% senior notes due 2024 with an aggregate principal amount of US$600 million (approximately HK$4.71 billion) (the “WML 2024 Notes”) and 5.5% senior notes due 2027 with an aggregate principal amount of US$750 million (approximately HK$5.89 billion) (the “WML 2027 Notes” and together with the WML 2024 Notes, the “WML Notes”). The Company used the net proceeds from the WML Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio.

Interim Report 2018 27 Management Discussion and Analysis As at 30 June 31 December 2018 2017 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 33,140,162 28,123,305 Accounts payable 497,871 681,147 Construction and retentions payables 352,296 458,161 Other payables and accruals 8,452,218 10,234,868 Amounts due to related companies 224,370 261,601 Other liabilities 213,992 223,472 Less: cash and cash equivalents (8,330,696) (5,239,690) restricted cash and cash equivalents (14,197) (16,886) Net debt 34,536,016 34,725,978 Equity 2,216,921 3,000,758 Total capital 2,216,921 3,000,758 Capital and net debt 36,752,937 37,726,736 Gearing ratio 94.0% 92.0%

28 Wynn Macau, Limited Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows. For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in millions) Net cash generated from operating activities 3,137.3 5,434.9 Net cash used in investing activities (429.5) (395.3) Net cash generated from/(used in) financing activities 373.3 (5,291.1) Net increase/(decrease) in cash and cash equivalents 3,081.1 (251.5) Cash and cash equivalents at beginning of period 5,239.7 2,591.4 Effect of foreign exchange rate changes, net 9.9 2.1 Cash and cash equivalents at end of period 8,330.7 2,342.0 Net cash generated from operating activities Our net cash generated from operating activities is primarily affected by changes in our working capital and operating profit generated by our Macau Operations. Net cash from operating activities was HK$3.14 billion for the six months ended 30 June 2018, compared to HK$5.43 billion for the six months ended 30 June 2017. Operating profit was HK$3.77 billion for the six months ended 30 June 2018, compared to HK$2.37 billion for the six months ended 30 June 2017. The decrease in net cash from operating activities was primarily attributable to the changes in working capital. Net cash used in investing activities Net cash used in investing activities was HK$429.5 million for the six months ended 30 June 2018, compared to HK$395.3 million for the six months ended 30 June 2017. Net cash used in the six months ended 30 June 2018 included capital expenditures of HK$468.2 million for renovations to enhance and refine the Macau Operations and for purchases of property and equipment, partially offset by HK$38.5 million of interest receipts. Net cash used in the six months ended 30 June 2017 included capital expenditures of HK$401.4 million for renovations to enhance and refine the Macau Operations, partially offset by HK$4.8 million of interest receipts and HK$1.4 million in proceeds from the sale of property and equipment and other assets.

Interim Report 2018 29 Management Discussion and Analysis Net cash generated from financing activities Net cash generated from financing activities was HK$373.3 million during the six months ended 30 June 2018, compared to net cash of HK$5.29 billion used in financing activities during the six months ended 30 June 2017. During the six months ended 30 June 2018, the net cash generated from financing activities was primarily due to receipts of HK$4.89 billion proceeds from the senior revolving credit facility of the Wynn Macau Credit Facilities and receipts of HK$14.3 million from exercise of share options, partially offset by a HK$3.90 billion special dividend payment made in April 2018, and HK$634.0 million of interest payments. During the six months ended 30 June 2017, the net cash used in financing activities was primarily due to a HK$2.18 billion final dividend payment made in June 2017, repayments of HK$2.10 billion on the senior revolving credit facility of the Wynn Macau Credit Facilities, a HK$1.47 billion repayment of the WMLF Revolving Credit Facility and HK$550.9 million of interest payments, partially offset by receipts of HK$1.01 billion proceeds from the senior revolving credit facility of the Wynn Macau Credit Facilities. Indebtedness The following table presents a summary of our indebtedness. Indebtedness information As at 30 June 31 December 2018 2017 HK$ HK$ (in thousands) Bank loans 22,903,123 17,970,353 Senior notes 10,595,272 10,553,330 Less: debt financing costs, net (358,233) (400,378) Total interest-bearing borrowings 33,140,162 28,123,305

30 Wynn Macau, Limited Management Discussion and Analysis Wynn Macau Credit Facilities Overview As at 30 June 2018, the Wynn Macau Credit Facilities consisted of approximately HK$23.87 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$18.01 billion equivalent fully funded senior term loan facility and an approximately HK$5.86 billion equivalent senior revolving credit facility. There is also an option to upsize the total senior secured credit facilities by approximately an additional HK$7.80 billion equivalent (US$1.00 billion) under the Wynn Macau Credit Facilities and related agreements upon the satisfaction of various conditions. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s indebtedness in 2015 and for a variety of purposes, including to fund the construction and development of Wynn Palace and for general corporate purposes. The HK$18.01 billion equivalent term loan facility is repayable in graduating installments of between 2.50% to 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is September 2020, by which time any outstanding borrowings from the revolving loans must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Security and Guarantees Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. With respect to the Concession Agreement and WRM’s land concession agreement, the WRM lenders have certain cure rights and consultation rights with the Macau government in the event of an enforcement action by the lenders.

Interim Report 2018 31 Management Discussion and Analysis Second Ranking Lender WRM is also a party to a bank guarantee reimbursement agreement with Banco Nacional Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities. Other Terms The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default includes if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder. The Group had approximately HK$970.6 million available to draw under the revolving credit facility of the Wynn Macau Credit Facilities as at 30 June 2018. WML 2021 Notes On 11 September 2017, the Company commenced a cash offer to purchase and cancel any and all of the outstanding aggregate principal amount of the WML 2021 Notes. On 21 September 2017, approximately US$946.4 million (approximately HK$7.39 billion) principal amount of the WML 2021 Notes were repurchased and cancelled by the Company pursuant to the cash offer. The Company redeemed and cancelled the remaining US$403.6 million (approximately HK$3.15 billion) principal amount of the outstanding WML 2021 Notes and discharged the indenture under which the WML 2021 Notes were issued on 20 October 2017. The withdrawal of the listing of the WML 2021 Notes became effective on 27 October 2017.

32 Wynn Macau, Limited Management Discussion and Analysis WML Notes On 20 September 2017, the Company completed the issuance of WML Notes. The Company used the net proceeds from the WML Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. At any time prior to 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML Notes or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML Notes, dated as of 20 September 2017 (the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest. In addition, at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.5% of the aggregate principal amount of the WML 2027 Notes, as applicable. On or after 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438% and 102.75%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest. If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. The circumstances that will constitute a Change of Control includes the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to Mr. Stephen A. Wynn or a related party of Mr. Wynn, the consummation of any transaction that results in any party other than Mr. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of Wynn Resorts, Limited and the first day on which a majority of the members of the Board are not continuing directors. A related party of Mr. Wynn under the WML Indentures includes any immediate family member or former spouse of Mr. Wynn or any entity or vehicle where Mr. Wynn and/or any immediate family member or former spouse of Mr. Wynn hold 51% or more of the controlling interest. Continuing directors under the WML Indentures means either (i) the Directors as of the date the WML Notes were issued or (ii) Directors that were nominated for election, were elected or appointed to the Board with the approval of a majority of the continuing directors at the time of such nomination, election or appointment. In addition, the Company may redeem the WML Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further if a holder or beneficial owner of the WML Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML Notes.

Interim Report 2018 33 Management Discussion and Analysis Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Notes will have the right to require the Company to repurchase all or any part of such holders’ WML Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest. WMLF Revolving Credit Facility On 18 July 2016, WMLF entered into an agreement as the borrower of a revolving credit facility for initially up to HK$1.55 billion (approximately US$197.3 million) with Bank of China Limited, Macau Branch as the lender. On 25 October 2016, the WMLF Revolving Credit Facility was amended and upsized, increasing the available borrowing capacity to HK$3.87 billion (approximately US$493.2 million). The WMLF Revolving Credit Facility matured in July 2018, at which time any outstanding borrowings must be repaid. On the maturity date, there were no outstanding borrowings under the WMLF Revolving Credit Facility. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as interest rates, and foreign currency exchange rates. Foreign Currency Exchange Risks The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the condensed consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments.

34 Wynn Macau, Limited Management Discussion and Analysis We attempted to manage exposure to foreign currency exchange risks associated with future scheduled interest payments through the use of foreign currency forward contracts. These contracts involved the exchange of one currency for a second currency at a future date and are with a counter- party, which is a major international financial institution. Interest Rate Risks One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. The Group had three interest rate swap agreements intended to manage a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under two swap agreements, the Group paid a fixed interest rate of 0.73% on borrowings of approximately HK$3.95 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. Under the third swap agreement, the Group paid a fixed interest rate of 0.6763% on borrowing of US$243.8 million (approximately HK$1.91 billion) incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. The carrying value of these interest rate swaps on the condensed consolidated statement of financial position approximated its fair value. The fair value approximated the amount the Group would pay or receive if these contracts were settled at the respective valuation dates. Fair value was estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, was subject to significant estimation and a high degree of variability of fluctuation between periods. We adjusted this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions did not qualify for hedge accounting. Accordingly, changes in the fair values during the six months ended 30 June 2017 were charged to the condensed consolidated statement of profit or loss and other comprehensive income. All three of the above swap agreements expired in July 2017.

Interim Report 2018 35 Management Discussion and Analysis OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand and availability under our credit facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under our credit facilities, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements. RELATED PARTY TRANSACTIONS For details of the related party transactions, see note 17 to the interim financial information. Our Directors confirm that all related party transactions have been conducted on normal commercial terms, and that their terms are fair and reasonable.

36 Wynn Macau, Limited Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board during the six months ended 30 June 2018 and up to the date of this interim report. Members of our Board Date of Appointment Name Age Position as a Director Matthew O. Maddox 42 Executive Director and Chief 28 March 2013 Executive Officer* Ian Michael Coughlan 59 Executive Director and 16 September 2009 President Linda Chen 51 Executive Director, Chief 16 September 2009 Operating Officer and Vice Chairman of the Board** Craig S. Billings 45 Non-executive Director 17 August 2018 Maurice L. Wooden 56 Non-executive Director 7 February 2018 Kim Sinatra 58 Non-executive Director 1 April 2017 (resigned on 8 August 2018) Allan Zeman, GBM, GBS, JP 70 Chairman of the Board 16 September 2009 and Independent Non-executive Director# Jeffrey Kin-fung Lam, GBS, JP 66 Independent Non-executive 16 September 2009 Director Bruce Rockowitz 59 Independent Non-executive 16 September 2009 Director Nicholas Sallnow-Smith 68 Independent Non-executive 16 September 2009 Director Notes: * Mr. Matthew O. Maddox was re-designated from non-executive Director to executive Director and was appointed as Chief Executive Officer of the Company effective 7 February 2018. # Dr. Allan Zeman was appointed as the non-executive Chairman of the Company on 7 February 2018. ** Ms. Linda Chen was appointed as Vice Chairman of the Board on 12 April 2018.

Interim Report 2018 37 Directors and Senior Management The biography of each Director is set out below: Executive Directors Mr. Matthew O. Maddox, aged 42, has been the Chief Executive Officer of the Company since 7 February 2018. Mr. Maddox is responsible for overseeing the Group’s operations, development and continued excellence. Mr. Maddox was a non-executive Director of the Company from 28 March 2013 until his re-designation as an executive Director on 7 February 2018. Mr. Maddox is also the Chief Executive Officer and President of Wynn Resorts, Limited, positions he has held since 6 February 2018 and November 2013, respectively. Mr. Maddox has been a member of the board of directors of Wynn Resorts, Limited since 3 August 2018. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts’ Treasurer and Vice President — Investor Relations. Mr. Maddox also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company including as President and a director of WRM. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Mr. Maddox has over 18 years of experience in the gaming, casino and hotel industry. Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Mr. Ian Michael Coughlan, aged 59, has been the President of the Company since 30 September 2016 and an executive Director of the Company since 16 September 2009. Mr. Coughlan was the President of WRM from July 2007 until March 2017 when he relinquished this role after his appointment as President of the Company. Mr. Coughlan is responsible for the entire operation and development of both Wynn Macau and Wynn Palace. Mr. Coughlan also serves as a director of several subsidiaries of the Company. Prior to these roles, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 35 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland.

38 Wynn Macau, Limited Directors and Senior Management Ms. Linda Chen, aged 51, was appointed as the Vice Chairman of the Board on 12 April 2018. Ms. Chen has been an executive Director and the Chief Operating Officer of the Company since 16 September 2009, Chief Operating Officer of WRM since June 2002 and President of WRM since March 2017. Ms. Chen is also the Executive Director of WRM. Ms. Chen is responsible for the marketing and strategic development of WRM and was integral to the openings of Wynn Macau and Wynn Palace. Ms. Chen served as a director of Wynn Resorts, Limited from October 2007 to December 2012 and is the President of WIML. In these positions, she is responsible for the set-up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau) and a director of Macau Chamber of Commerce. Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989. Non-executive Directors Mr. Craig S. Billings, aged 45, was appointed as a non-executive Director of the Company on 17 August 2018. Mr. Billings has been the Chief Financial Officer and Treasurer of Wynn Resorts, Limited since March 2017. Prior to joining Wynn Resorts, Limited, Mr. Billings was an independent advisor and investor to the gaming industry from November 2015 through February 2017. From July 2012 to November 2015, Mr. Billings served in various roles at Aristocrat Leisure Ltd, including Chief Digital Officer and Managing Director of Strategy & Business Development. Mr. Billings served as the Chief Executive Officer and President of ZEN Entertainment, Inc. from March 2011 to June 2012. He served in various senior roles at International Game Technology from March 2009 to October 2010 and also worked in the Investment Banking Division of Goldman Sachs. He began his career in the audit practice of Deloitte & Touche. Mr. Billings served as a director and non-executive Chairman of NYX Gaming Group Limited, a company previously listed on the Toronto Stock Exchange, from December 2015 to January 2018. Mr. Billings graduated with a Bachelor of Science (Cum Laude) in Accounting from the University of Nevada, Las Vegas and received an M.B.A. from Columbia Business School, United States. Mr. Billings is a Certified Public Accountant.

Interim Report 2018 39 Directors and Senior Management Mr. Maurice L. Wooden, aged 56, was appointed as a non-executive Director of the Company on 7 February 2018. Mr. Wooden is the President of Wynn Las Vegas, LLC, which is a subsidiary of Wynn Resorts, Limited, and owner and operator of Wynn Las Vegas and Encore Las Vegas, where he oversees the day-to-day operations of the properties. He assumed this position in February 2013. From January 2007 to February 2013, Mr. Wooden was the Chief Operating Officer of Wynn Las Vegas and from October 2005 to January 2007 was the Executive Vice President of Food and Beverage. Prior to joining Wynn Las Vegas, Mr. Wooden served as President and Chief Operating Officer of the Golden Nugget. He has worked in various departments in the gaming industry for over 25 years. His previous jobs also include Vice President of Casino Marketing at the Mirage and Senior Vice President of Operations at Beau Rivage in Biloxi. Ms. Kim Sinatra, aged 58, was a non-executive Director of the Company from 1 April 2017 until her resignation on 8 August 2018. Ms. Sinatra was the Executive Vice President, General Counsel and Secretary of Wynn Resorts, Limited from February 2006 until July 2018. She joined Wynn Resorts, Limited in January 2004 as Senior Vice President and General Counsel of its development activities. From 2000 to 2003, Ms. Sinatra served as Executive Vice President and Chief Legal Officer of Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). She has also served as General Counsel for The Griffin Group, Inc., Merv Griffin’s investment management company, and as a partner in the New York office of the law firm Gibson, Dunn & Crutcher LLP. Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 70, was appointed as the non-executive Chairman of the Company on 7 February 2018. Dr. Zeman has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and was the Vice Chairman of the Company before his appointment as the non-executive Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is the Vice Patron of Hong Kong Community Chest, and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as a non-executive director of Pacific Century Premium Developments Limited, independent non-executive director of Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB) and Global Brands Group Holding Limited, all of which are listed on the Hong Kong Stock Exchange.

40 Wynn Macau, Limited Directors and Senior Management Having lived in Hong Kong for over 45 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014 and is now a honorary advisor, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce and Hong Kong China’s representative to the Asia-Pacific Economic Cooperation (APEC) Business Advisory Council (“ABAC HK Members”). Dr. Zeman is a member of the board of Governors of The Canadian Chamber of Commerce in Hong Kong. Dr. Zeman was a member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee from 2008 to 2016 and is now a honorary advisor. He is also the member of the Economic Development Commission Working Group on Convention and Exhibition Industries and Tourism of the Government of Hong Kong. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. In June 2015, Dr. Zeman was appointed as a Board Member of the Airport Authority of Hong Kong. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group. In March 2018, Dr. Zeman was appointed by the HKSAR Chief Executive as a member of the HKSAR Chief Executive’s Council of Advisers on Innovation and Strategic Development which aims to provide advice to the Chief Executive on Hong Kong’s strategic positioning in the global and regional contexts and direction of economic development aiming at enhancing Hong Kong’s competitiveness and growth potential. Dr Zeman has been a member of the Human Resources Planning Commission (HRPC) since March 2018, which was a new initiative announced in the Chief Executive’s 2017 Policy Address and is chaired by the HKSAR Chief Secretary. It aims at formulating coordinated human resources strategies for developing Hong Kong further into a high value-added and more diversified economy. In 2001, Dr. Zeman was appointed as a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2008, Dr. Zeman was awarded Business Person of the Year by the Hong Kong Business Award. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong.

Interim Report 2018 41 Directors and Senior Management Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 66, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-official member of the Executive Council of Hong Kong in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference and a member of the Legislative Council of Hong Kong. He is the Chairman of the Independent Commission Against Corruption (ICAC) Complaints Committee and Aviation Security Company Limited. He is also a member of the board of Airport Authority Hong Kong. In April 2016, Mr. Lam was appointed as a director of the Hong Kong Mortgage Corporation Limited (HKMC). Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Chow Tai Fook Jewellery Group Limited, CWT International Limited (formerly known as HNA Holding Group Co. Limited), i-Cable Communications, Limited, Analogue Holdings Limited and Wing Tai Properties Limited, all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International — Hong Kong since January 2016. Mr. Lam was also an independent non-executive director of Hsin Chong Construction Group Ltd. from August 2002 to May 2014 and Bracell Limited (formerly known as Sateri Holdings Limited) until November 2016. In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively. Mr. Bruce Rockowitz, aged 59, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz has been appointed as the Chief Executive Officer, Vice Chairman and Executive Director of Global Brands Group Holding Limited, a company spun off from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition to his positions at Li & Fung and Global Brands Group, Mr. Rockowitz is a co-founder of The Pure Group, a lifestyle, fitness and yoga group operating in Hong Kong, Singapore, Taiwan and mainland China.

42 Wynn Macau, Limited Directors and Senior Management He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In the years 2012, 2017 and 2018, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013. Mr. Nicholas Sallnow-Smith, aged 68, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Holdings Limited from 1993 to 1998. Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005.

Interim Report 2018 | 43

Directors and Senior Management

He is an Executive Committee member of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative), and a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He is also a Councillor of the Foundation for the Arts and Music in Asia Limited and chairman of the Lion Rock Institute. He has been a member of the Financial Reporting Council of Hong Kong since December 2012. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our executive Directors).

Wynn Resorts (Macau) S.A.

Name	Age	Position
Frank Xiao	50	President — Marketing
Jay M. Schall	45	Senior Vice President and General Counsel#, Senior Vice President — Legal
Robert Alexander Gansmo	48	Senior Vice President — Chief Financial Officer

Wynn Macau

Name	Age	Position
Ciarán Pearse Carruthers	49	Chief Operating Officer
Mao Ling Yeung	46	Senior Vice President — Human Resources
Elsie Guerrero	62	Vice President — Wynn Club Gaming
Stratoe Koutsouridis	55	Vice President — Casino Operations
Elizabeth Doherty	59	Assistant Vice President — Casino Operations
Craig Arthur Raymond Mitchell*	57	Assistant Vice President — Slot Operations
Rory McGregor Forbes	48	Executive Director — Security Operations

44 Wynn Macau, Limited

Directors and Senior Management

Wynn Palace

Name	Age	Position
Frederic Jean-Luc Luvisutto	46	Chief Operating Officer
Kristoffer Luczak	49	Executive Vice President — Food & Beverage
Michael Francis Clifford	55	Senior Vice President — Casino Operations
Mo Yin Mok	57	Senior Vice President — Human Resources#
Dianne Fiona Dennehy	62	Senior Vice President — Main Floor Gaming
Peter James Barnes	59	Senior Vice President — Security & Corporate Investigation

Notes:

\# Position held in the Company.
* Resigned effective on 31 August 2018.

The biography of each member of the senior management team (other than our executive Directors) is set out below:

Wynn Resorts (Macau) S.A.

Mr. Frank Xiao, aged 50, is the President — Marketing of WRM, a position he has held since October 2012. Prior to this position, Mr. Xiao was the Senior Executive Vice President — Premier Marketing between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business for and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master's Degree in Hotel Administration from the University of Nevada, Las Vegas.

Mr. Jay M. Schall, aged 45, is the Senior Vice President and General Counsel of the Company and Senior Vice President — Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over 18 years of experience in the legal field, including over 14 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law.

Interim Report 2018 | 45

Directors and Senior Management

Mr. Robert Alexander Gansmo, aged 48, is the Senior Vice President — Chief Financial Officer. In this position, Mr. Gansmo is responsible for the management and administration of WRM's finance division. Prior to this position, Mr. Gansmo was the Senior Vice President — Chief Financial Officer of Wynn Palace since January 2014 and the Senior Vice President — Chief Financial Officer of Wynn Macau from April 2009 to January 2014, and the Director — Finance of Wynn Macau, a position he assumed in January 2007. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Wynn Resorts, Limited, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting.

Wynn Macau

Mr. *Ciarán* Pearse Carruthers, aged 49, is the Wynn Macau Chief Operating Officer, a position he has held since January 2017. Mr. Carruthers is responsible for overseeing all operations at Wynn Macau, including gaming operations. Prior to this position, Mr. Carruthers was the Senior Vice President and Director of the Venetian and Plaza Operations for Sands China Limited. Mr. Carruthers has been in the gaming industry for 30 years and in Asia Pacific region since 1991 and Macau since 2002. Among others, Mr. Carruthers held positions as President & CEO of Asia Pacific Gaming and Chief Operating Officer of StarWorld Hotel & Casino and SVP Operations of City Clubs at Galaxy Entertainment Group Limited. He has also held a number of senior operational roles at casino resorts in South East Asia, the Philippines and the US Pacific Islands.

Ms. Mao Ling Yeung, aged 46, is the Wynn Macau Senior Vice President — Human Resources, a position she has held since January 2017. Prior to this position, Ms. Yeung was the Wynn Palace Senior Vice President — Human Resources from June 2015 to December 2016. Ms. Yeung has over 20 years of all-round human resources and organization development experience in various sectors including hospitality, luxury retail, and property within the Asia Pacific region. Prior to joining the Group, Ms. Yeung was the Regional Director of Human Resources at SSP Asia Pacific Limited, and before that, she had also held various strategic human resources leadership positions in such multinational organizations as Swire Properties Limited, Swire Hotels, Louis Vuitton Asia Pacific, Four Seasons and Shangri-La.

Ms. Yeung holds a Bachelor's Degree in Hospitality Management and a Master's Degree in Business Administration. She is also an alumna of the Advanced Management Program from INSEAD, Fontainebleau.

46 Wynn Macau, Limited Directors and Senior Management Ms. Elsie Guerrero, aged 62, is the Wynn Macau Vice President — Wynn Club Gaming, a position she has held since March 2018. Ms. Guerrero is responsible for overseeing Wynn Club Gaming operations, expansion projects, stafﬁ ng and training, budgeting and business operation for Wynn Macau. Prior to this position, she was the Casino Manager at Wynn Las Vegas from April 2008 to June 2015 and she was the Assistant Vice President — Wynn Club Gaming at Wynn Macau from July 2015 to February 2018. Ms. Guerrero started her gaming career as a Dealer at the former MGM Grand Hotel (now Bally’s) in Las Vegas in 1980, and has amassed over 35 years of experience in the casino industry. Prior to joining Wynn Las Vegas, she held the position as a Baccarat Manager at Caesar Palace Las Vegas from April 2000 to June 2007 and was part of the pre-opening team in MGM Grand Macau as a Casino Shift Manager from July 2007 to March 2008. Mr. Stratoe Koutsouridis, aged 55, joined Wynn Macau in 2017 as Vice President — Casino Operations. He leads and oversees mass and Wynn Club Gaming operations, slot operations, casino administration, stafﬁ ng, training, budgeting and business operations for Wynn Macau. Mr. Koutsouridis is a career gaming professional who has worked in casinos for more than 30 years across multiple jurisdictions in Australia, Greece, Tinian and Macau, where he has worked and resided since 2005. Prior to this position, Mr. Koutsouridis held the position of Vice President of Operations, where he managed multiple business units and departments, at Venetian Macau. Ms. Elizabeth Doherty, aged 59, is the Wynn Macau Assistant Vice President — Casino Operations, a position she has held since August 2016. Ms. Doherty is responsible for leading and overseeing the Main Floor Gaming operations. Prior to this position, she was Assistant Vice President — Main Floor Gaming at Wynn Macau from December 2014 to July 2016 and she was Director of Workforce Administration at Wynn Macau from November 2007 to December 2014. She joined Wynn Macau pre-opening as a Casino Manager in June 2006. Before joining Wynn Macau, Ms. Doherty held a variety of gaming and service leadership roles in Australasia and Europe. She has over 25 years of experience in the gaming and services industry covering a broad spectrum of responsibilities including gaming operations, training and development, along with project management, safety and security.

Interim Report 2018 47 Directors and Senior Management Mr. Craig Arthur Raymond Mitchell, aged 57, was the Wynn Macau Assistant Vice President — Slot Operations, a position he had held since June 2011 until he resigned from the position effective on 31 August 2018. Mr. Mitchell was responsible for providing leadership and guidance to the slot department management team and staff. This included establishing the operational structure, instituting departmental policies and procedures, developing slot merchandising strategies, and projecting and evaluating the revenues and expenses of the department. Prior to this position, Mr. Mitchell was the Director — Slot Operations between June 2008 and May 2011 and a Shift Manager of Slots between June 2006 and May 2008. Mr. Mitchell held management roles in various hospitality-related businesses prior to joining the Group including Gaming Manager at a Rugby Super League Club in Sydney which had 300 slot machines. From 1989, he was Operations Manager and Duty Manager at Balmain Leagues Club (Tigers), Australia. Mr. Mitchell has attended the Gaming Executive Development Program at the University of Nevada, United States. Mr. Rory McGregor Forbes, aged 48, is the Wynn Macau Executive Director — Security Operations, a position he has held since 10 July 2014. Mr. Forbes is responsible for all aspects of Wynn Macau’s security. Prior to joining the Group, Mr. Forbes served in the Royal Hong Kong Police Force, where he enjoyed a decorated 13-year career, rising to the rank of Senior Inspector. He then spent four and a half years with The HALO Trust which specializes in mine clearance and destruction of explosive ordnance in conﬂ ict zones. Immediately prior to joining Wynn Macau, Mr. Forbes was Associate Director of Security at Venetian Macau. Mr. Forbes speaks ﬁ ve languages and has professional experience in executive and VIP security, crowd management and public order control. Mr. Forbes holds a Bachelor Degree in Modern Chinese and Business Studies and a Master of Science Degree in Public Policy and Management. Mr. Forbes also completed the Public Security Bureau University course in Beijing, China and the Senior Police Administration Course in Ottawa, Canada. Wynn Palace Mr. Frederic Jean-Luc Luvisutto, aged 46, is the Wynn Palace Chief Operating Ofﬁ cer, a position he has held since January 2014. Mr. Luvisutto is responsible for overseeing all operations at Wynn Palace. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans over 20 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland.

48 Wynn Macau, Limited Directors and Senior Management Mr. Kristoffer Luczak, aged 49, is the Executive Vice President — Food & Beverage. Mr. Luczak is responsible for overseeing the food and beverage division at Wynn Palace and providing group management oversight of Wynn Macau including all projects related to food and beverage concepts, design, products and service. Prior to joining the Group, Mr. Luczak was the Senior Vice President of Food & Beverage of Melco Resorts & Entertainment Limited (formerly Melco Crown Entertainment Limited) where he served for more than a decade, overseeing all food and beverage strategy and directing food and beverage operations at their three integrated resorts in Macau (City of Dreams, Studio City and Altira). Mr. Luczak’s hospitality career spans 30 years, the last 20 of which he has spent in senior operations roles throughout Asia, including Rafﬂ es Hotel Singapore, The Peninsula Bangkok, Dusit Thani Bangkok and The Oberoi, Bali. Mr. Michael Francis Clifford, aged 55, is the Wynn Palace Senior Vice President — Casino Operations. Mr. Clifford is responsible for providing leadership and operational direction for Wynn Palace gaming operations. Mr. Clifford has over 26 years of experience in the gaming industry. Over his career, Mr. Clifford has gained experience in a wide range of assignments from International Marketing to Table Games, being steadily promoted into a variety of leadership positions in baccarat and main ﬂ oor operations. Prior to his position, Mr. Clifford held the position of Vice President of Table Games at MGM Macau, managing 427 tables and 2,500 employees. Prior to moving to Macau, Mr. Clifford was Vice President of International Marketing at MGM Resorts International. Ms. Mo Yin Mok, aged 57, is the Senior Vice President — Human Resources of the Company, a position she has held since January 2017. Ms. Mok is responsible for overseeing and leading the human resources function of the Company. She joined Wynn Macau in June 2008 as Vice President — Human Resources and was promoted as Wynn Macau Senior Vice President — Human Resources in June 2014. Ms. Mok has an extensive 30-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front ofﬁ ce, housekeeping, security and spa departments. Ms. Mok currently serves on the Faculty of Business Administration Advisory Board of the University of Macau and the Bachelor of Business Administration in Gaming and Recreation Management Program Advisory Board of the Macau Polytechnic Institute.

Interim Report 2018 49 Directors and Senior Management Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong. Ms. Dianne Fiona Dennehy, aged 62, is the Wynn Palace Senior Vice President — Main Floor Gaming, a position she has held since January 2015. Ms. Dennehy is responsible for leading and overseeing Wynn Palace’s Main Floor Gaming division. Prior to this position, she was the Vice President — Main Floor Gaming from September 2011 to December 2014, from September 2010 to August 2011 she was the Assistant Vice President — Main Floor Gaming, and from September 2005 through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy was responsible for the overall operations of Wynn Macau main ﬂ oor table games operation. Ms. Dennehy has over 40 years of experience in the casino industry and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources, and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources, which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia. Mr. Peter James Barnes, aged 59, is the Wynn Palace Senior Vice President — Security and Corporate Investigation, a position he has held since May 2015. Mr. Barnes is responsible for all aspects of security and corporate investigations. Mr. Barnes also served as Executive Director — Security & Corporate Investigations of WRM between July 2008 and June 2012. Between July 2012 and April 2015, Mr. Barnes was Vice President Corporate Security at Galaxy Entertainment Group Limited. Mr. Barnes has 30 years of experience in the Hong Kong Police Force and has held various managerial positions involving serious crimes, homicide, organized crime and anti-riot operations. Mr. Barnes’ experience includes serving as the Divisional Commander in charge of uniformed and criminal investigation department ofﬁ cers in Tsimshatsui, Hong Kong, a position he held from 2004 until 2005 when he was promoted to the rank of Detective Senior Superintendent of Police in the Kowloon East region. Mr. Barnes has professional qualiﬁ cations which cover security design, ﬁ nancial investigations, intermediate and senior command, criminal intelligence and surveillance operations. Mr. Barnes completed the 205th Session of the Federal Bureau of Investigation’s National Academy Program in Quantico, Virginia, United States. Mr. Barnes was awarded the Commanding Ofﬁ cer’s Commendations in 1983 and 1997.

50 Wynn Macau, Limited Directors and Senior Management OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy, has been appointed as the company secretary of the Company with effect from 28 February 2013. She is a Director of Corporate Services Division at Tricor Services Limited, a global professional service provider specialized in integrated business, corporate and investor services. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries (“HKICS”) and The Institute of Chartered Secretaries and Administrators in the United Kingdom. She has over 20 years of experience in a diversiﬁ ed range of corporate services and has been providing professional secretarial services to a number of listed companies, a real estate investment trust listed on the Hong Kong Stock Exchange as well as multinational, private and offshore companies. She is a holder of the Practitioner’s Endorsement from HKICS.

Interim Report 2018 51 Other Information DIVIDENDS On 23 March 2018, the Board declared a special dividend of HK$0.75 per Share which was paid on 25 April 2018. On 17 August 2018, the Board resolved to declare a total dividend of HK$0.75 per Share, consisting of an interim dividend of HK$0.32 per Share for the six months ended 30 June 2018 and a special dividend of HK$0.43 per Share. Both the interim and the special dividend are expected to be paid on 5 October 2018. DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 30 June 2018, the interests and short positions of each Director and the chief executive of the Company in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or the chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Total Approximate Personal Family Corporate Other Number of Percentage of Name of Director Interest Interest Interest Interest Shares Shareholding Allan Zeman 662,800 — — — 662,800 0.01% (Long Position) (Long Position) (Note 1) (Note 1) 1,528,200 — — — 1,528,200 — (Long Position) (Long Position) (Note 1) (Note 1) Nicholas Sallnow-Smith — 10,000 — 276,000 286,000 0.01% (Long Position) (Long Position) (Long Position) (Note 2) (Note 2) (Note 2) 1,915,000 — — — 1,915,000 — (Long Position) (Long Position) (Note 2) (Note 2)

52 Wynn Macau, Limited Other Information DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (a) Interests in the Company (Continued) Total Approximate Personal Family Corporate Other Number of Percentage of Name of Director Interest Interest Interest Interest Shares Shareholding Bruce Rockowitz 662,800 — — — 662,800 0.01% (Long Position) (Long Position) (Note 3) (Note 3) 1,528,200 — — — 1,528,200 — (Long Position) (Long Position) (Note 3) (Note 3) Jeffrey Kin-fung Lam 346,000 — — — 346,000 0.01% (Long Position) (Long Position) (Note 4) (Note 4) 1,845,000 — — — 1,845,000 — (Long Position) (Long Position) (Note 4) (Note 4) Notes: (1) Dr. Allan Zeman holds 662,800 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Dr. Allan Zeman is interested in share options for 1,528,200 Shares as at 30 June 2018. (2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith was interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company’s share option scheme, Mr. Sallnow-Smith is interested in share options for 1,915,000 Shares as at 30 June 2018. (3) Mr. Bruce Rockowitz holds 662,800 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Mr. Rockowitz is interested in share options for 1,528,200 Shares as at 30 June 2018. (4) Mr. Jeffrery Kin-fung Lam holds 346,000 Shares in his personal capacity. Pursuant to the Company’s share option scheme, Mr. Jeffrey Kin-fung Lam is interested in share options for 1,845,000 Shares as at 30 June 2018.

Interim Report 2018 | 53

Other Information

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(b) Interests in associated corporation — Wynn Resorts, Limited

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Matthew O. Maddox	391,204 (Long Position) (Note 1)	—	—	—	391,204 (Long Position) (Note 1)	0.36%
	60,000 (Long Position) (Note 1)	—	—	—	60,000 (Long Position) (Note 1)	—
Ian Michael Coughlan	100,813 (Long Position) (Note 2)	—	—	—	100,813 (Long Position) (Note 2)	0.09%
Linda Chen	62,431 (Long Position) (Note 3)	—	—	—	62,431 (Long Position) (Note 3)	0.06%
	190,000 (Long Position) (Note 3)	—	—	—	190,000 (Long Position) (Note 3)	—
Maurice L. Wooden	69,535 (Long Position) (Note 4)	—	—	—	69,535 (Long Position) (Note 4)	0.06%
Kim Sinatra*	210,334 (Long Position) (Note 5)	—	—	—	210,334 (Long Position) (Note 5)	0.19%
	75,000 (Long Position) (Note 5)	—	—	—	75,000 (Long Position) (Note 5)	—

* Resigned on 8 August 2018

Notes:

(1) Mr. Matthew O. Maddox was interested in (i) 391,204 WRL Shares; and (ii) 60,000 stock options for WRL Shares.

(2) Mr. Ian Michael Coughlan was interested in 100,813 WRL Shares.

(3) Ms. Linda Chen was interested in (i) 62,431 WRL Shares; and (ii) 190,000 stock options for WRL Shares.

(4) Mr. Maurice L. Wooden was interested in 69,535 WRL Shares.

(5) Ms. Kim Sinatra was interested in (i) 210,334 WRL shares; and (ii) 75,000 stock options for WRL Shares.

54 Wynn Macau, Limited Other Information SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 30 June 2018, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and the chief executive of the Company. Shares of HK$0.001 each in the Company Percentage of the issued share Capacity/Nature of Number of capital of the Name Interest Shares Company WM Cayman Holdings Limited I Beneficial interest 3,750,000,000 72.16% (Note) (Long Position) Wynn Group Asia, Inc. (Note) Interest of a controlled 3,750,000,000 72.16% corporation (Long Position) Wynn Resorts, Limited (Note) Interest of a controlled 3,750,000,000 72.16% corporation (Long Position) Note: WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly-owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 30 June 2018.

Interim Report 2018 55 Other Information REMUNERATION POLICY As at 30 June 2018, the Group had approximately 12,400 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Company also has a provident fund set up for its employees, an employee ownership scheme and a share option scheme. Further details on the Company’s employee ownership scheme and share option scheme are set out below. EMPLOYEE OWNERSHIP SCHEME The Company operates an employee ownership scheme as adopted on 30 June 2014. The following table discloses movements in the non-vested Shares outstanding during the period ended 30 June 2018. Weighted Average Grant Date Number Fair Value of Shares (HK$) Non-vested as at 1 January 2018 11,842,707 17.55 Granted during the period 2,073,630 27.87 Forfeited during the period (995,839) 15.49 Vested during the period (3,281,245) 28.63 Non-vested as at 30 June 2018 9,639,253 16.21

56 Wynn Macau, Limited Other Information SHARE OPTION SCHEME The Company operates a share option scheme. The following table discloses movements in the Company’s share options outstanding during the period ended 30 June 2018. Number of share options Exercise Expired/ price of lapsed/ share Date of grant At Granted Exercised canceled At options of share 1 January during the during the during 30 June Exercise period of per Share Name of Director options(1) 2018 period(2) period(3) the period 2018 share options (HK$) Dr. Allan Zeman 17 May 11 100,000 — — — 100,000 17 May 2012 to 25.96 16 May 2021 5 Jun 12 190,000 — (190,000) — — 5 June 2013 to 19.04 4 June 2022 16 May 13 200,000 — — — 200,000 16 May 2014 to 24.87 15 May 2023 15 May 14 161,000 — — — 161,000 15 May 2015 to 31.05 14 May 2024 21 May 15 317,000 — (126,800) — 190,200 21 May 2016 to 15.46 20 May 2025 25 May 16 387,000 — — — 387,000 25 May 2017 to 11.58 24 May 2026 1 Jun 17 302,000 — — — 302,000 1 June 2018 to 17.64 31 May 2027 1 Jun 18 — 188,000 — — 188,000 1 June 2019 to 29.73 31 May 2028

Interim Report 2018 | 57

Other Information

SHARE OPTION SCHEME (CONTINUED)

Name of Director	Date of grant of share options[1]	Number of share options: At 1 January 2018	Granted during the period[2]	Exercised during the period[3]	Expired/ lapsed/ canceled during the period	At 30 June 2018	Exercise period of share options	Exercise price of share options per Share (HK$)
Mr. Nicholas Sallnow-Smith	25 March 2010	50,000	–	–	–	50,000	25 March 2011 to 24 March 2020	10.92
	17 May 2011	100,000	–	–	–	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	114,000	–	–	–	114,000	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	–	–	–	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	–	–	–	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	–	–	–	317,000	21 May 2016 to 20 May 2025	15.46
	25 May 2016	483,000	–	–	–	483,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	–	–	–	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	–	188,000	–	–	188,000	1 June 2019 to 31 May 2028	29.73
Mr. Bruce Rockowitz	17 May 2011	100,000	–	–	–	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	152,000	–	(152,000)	–	–	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	–	–	–	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	–	–	–	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	–	(126,800)	–	190,200	21 May 2016 to 20 May 2025	15.46
	25 May 2016	387,000	–	–	–	387,000	25 May 2017 to 24 May 2026	11.58

58 Wynn Macau, Limited Other Information SHARE OPTION SCHEME (CONTINUED) Number of share options Exercise Expired/ price of lapsed/ share Date of grant At Granted Exercised canceled At options of share 1 January during the during the during 30 June Exercise period of per Share Name of Director options(1) 2018 period(2) period(3) the period 2018 share options (HK$) 1 June 2017 302,000 — — — 302,000 1 June 2018 to 17.64 31 May 2027 1 June 2018 — 188,000 — — 188,000 1 June 2019 to 29.73 31 May 2028 Mr. Jeffrey 25 March 2010 250,000 — (250,000) — — 25 March 2011 to 10.92 Kin-fung Lam 24 March 2020 17 May 2011 100,000 — — — 100,000 17 May 2012 to 25.96 16 May 2021 5 June 2012 190,000 — — — 190,000 5 June 2013 to 19.04 4 June 2022 16 May 2013 200,000 — — — 200,000 16 May 2014 to 24.87 15 May 2023 15 May 2014 161,000 — — — 161,000 15 May 2015 to 31.05 14 May 2024 21 May 2015 317,000 — — — 317,000 21 May 2016 to 15.46 20 May 2025 25 May 2016 483,000 — (96,000) — 387,000 25 May 2017 to 11.58 24 May 2026 1 June 2017 302,000 — — — 302,000 1 June 2018 to 17.64 31 May 2027 1 June 2018 — 188,000 — — 188,000 1 June 2019 to 29.73 31 May 2028 Total 7,006,000 752,000 (941,600) — 6,816,400

Interim Report 2018 59 Other Information SHARE OPTION SCHEME (CONTINUED) The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant. Notes: (1) Share options granted pursuant to the Company’s share option scheme. (2) The closing price of the Company’s Shares immediately before the date on which the options were granted during the period was HK$30.10. (3) The weighted average closing price of the Company’s Shares immediately before the dates on which the options were exercised during the period was HK$28.79. The fair value of the share options granted during the period was estimated at HK$6.25 per option (2017: HK$3.87 per option) based on the Black-Scholes pricing model. The following table lists the significant inputs used in estimating the fair value per option on the date of grant. 2018 2017 Expected dividend yield 5.4% 5.7% Expected stock price volatility 38.6% 41.5% Risk-free interest rate 2.2% 1.1% Expected average life of options (years) 6.5 6.5 Share price on the date of grant (HK$ per Share) 29.05 17.64 Exercise price (HK$ per Share) 29.73 17.64 Changes in subjective input assumptions could materially affect the fair value estimate. PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the six months ended 30 June 2018. CORPORATE GOVERNANCE Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders.

60 Wynn Macau, Limited Other Information CORPORATE GOVERNANCE (CONTINUED) The Company has complied with the code provisions in the Code for the six months ended 30 June 2018 except for the following deviation from provision A.2.1 of the Code. Mr. Stephen A. Wynn as our Chairman and Chief Executive Officer Code provision A.2.1 of the Code stipulates that the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company has complied with code provision A.2.1 of the Code since 7 February 2018 upon the appointment of Mr. Matthew O. Maddox as the Chief Executive Officer of the Company and Dr. Allan Zeman as the Chairman of the Board. Prior to 7 February 2018, Mr. Wynn, the founder of the Company and WRM, had served as the Chairman and Chief Executive Officer of the Company. The Board had determined that the combination of these roles held singularly by Mr. Wynn was in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. Mr. Wynn’s combined role promoted unified leadership and direction for the Board and executive management. The combined role of Mr. Wynn as both Chairman and Chief Executive Officer was balanced by the Company’s governance structure, policies and controls. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was most recently updated in March 2017. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the six months ended 30 June 2018. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ global select market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segments of Wynn Resorts, Limited, which are operated by the Company). Such information will be presented in accordance with U.S. GAAP.

Interim Report 2018 61 Other Information QUARTERLY REPORTING BY WYNN RESORTS, LIMITED (CONTINUED) At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS. In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group. CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. In addition, the terms of the WML Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML Notes to require the Company to repurchase such notes. The circumstances that will constitute a change of control includes the consummation of any transaction that results in any party other than Mr. Stephen A. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL. A related party of Mr. Wynn for these purposes includes any immediate family member or former spouse of Mr. Wynn or any entity or vehicle where Mr. Wynn and/or any immediate family member or former spouse of Mr. Wynn hold 51% or more of the controlling interest. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules. LITIGATION The Group did not have any material litigation outstanding as at 30 June 2018. The litigation matters set out below are disclosed on a voluntary basis and, as with all litigation, no assurances can be provided as to the outcome thereof.

62 Wynn Macau, Limited Other Information LITIGATION (CONTINUED) Macau Litigation Related to Okada WRM and certain individuals who are or were directors of WRM and/or the Company (collectively, the “Wynn Macau Parties”) were named as defendants in a lawsuit filed in the Court of First Instance of Macau (the “Macau Court”) by Mr. Kazuo Okada (“Okada”), Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the “Okada Parties”). The principal allegations in the lawsuit were that the redemption of the Okada Parties’ shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where Wynn Palace is located was unlawful and that the Company’s previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties sought the dissolution of WRM and compensatory damages. The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015. On 11 July 2017, the Macau Court dismissed all the claims made by the Okada Parties against the Wynn Macau Parties as unfounded and imposed a fine of MOP41,500 (approximately HK$40,000) on the Okada Parties. In addition, the Macau Court ordered the Okada Parties to pay Court fees and lawyer fees of the Wynn Macau Parties. The Okada Parties appealed the Macau Court’s decision and on 21 December 2017, the Wynn Macau Parties filed their response to the appeal with the Court of Appeal of Macau. On 8 March 2018, Universal Entertainment Corp. and Aruze USA, Inc. (collectively, the “Universal Parties”) agreed to effectively withdraw as parties from these legal proceedings pursuant to the settlement agreement and mutual release entered into by, among others, the Universal Parties and Wynn Resorts, Limited. The Company made a voluntary announcement regarding the settlement agreement and mutual release on 9 March 2018. The Universal Parties voluntarily withdrew from these legal proceedings in March 2018. These proceedings may continue with respect to Mr. Kazuo Okada as he is not a party to the settlement agreement and mutual release. The Company intends to vigorously defend WRM and the other defendants in the lawsuits.

Interim Report 2018 63 Other Information LITIGATION (CONTINUED) Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM in the lawsuits. COOPERATION WITH THE CCAC In July 2014, the Company was contacted by the Commission Against Corruption of Macau (the “CCAC”) requesting certain information related to the Company’s land in the Cotai area of Macau. The Company cooperated with the CCAC’s request. CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51B(1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) Dr. Allan Zeman was appointed as a member of the HKSAR Chief Executive’s Council of Advisors on Innovation and Strategic Development in March 2018 and a member of the Human Resources Planning Commission in March 2018. (b) Mr. Jeffrey Kin-fung Lam was appointed as independent non-executive director of Analogue Holdings Limited and Wing Tai Properties Limited on 1 May 2018 and 6 June 2018, respectively. Mr. Lam ceased to be a member of the Fight Crime Committee in Hong Kong on 31 March 2018. (c) Ms. Linda Chen was appointed as the Vice Chairman of the Board on 12 April 2018.

64 Wynn Macau, Limited Other Information CHANGES IN INFORMATION OF DIRECTORS (CONTINUED) (d) Mr. Matthew O. Maddox joined the Board of Directors of Wynn Resorts, Limited on 3 August 2018. (e) Ms. Kim Sinatra resigned as non-executive Director of the Company with effect from 8 August 2018. (f) Mr. Craig S. Billings was appointed as a non-executive Director of the Company on 17 August 2018. REVIEW OF UNAUDITED INTERIM FINANCIAL INFORMATION The Group’s unaudited interim financial information for the reporting period has been reviewed by the Company’s Audit and Risk Committee members which comprises three independent non- executive Directors: Mr. Nicholas Sallnow-Smith, Dr. Allan Zeman and Mr. Bruce Rockowitz and by the Company’s auditor in accordance with Hong Kong Standards on Review Engagements 2410, Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. On behalf of the Board Allan Zeman Chairman Hong Kong, 17 August 2018

Interim Report 2018 65 Report on Review of Interim Financial Information 22/F CITIC Tower 1 Tim Mei Avenue Central Hong Kong To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) INTRODUCTION We have reviewed the accompanying interim financial information of Wynn Macau, Limited (the “Company”) and its subsidiaries (together, the “Group”) set out on pages 67 to 100 which comprises the condensed consolidated statement of financial position as at 30 June 2018 and the related condensed consolidated statement of profit or loss and other comprehensive income, condensed consolidated statement of changes in equity and condensed consolidated statement of cash flows for the six-month period then ended, and explanatory notes. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim financial information to be in compliance with the relevant provisions thereof and International Accounting Standard 34 Interim Financial Reporting (“IAS 34”) issued by the International Accounting Standards Board. The directors of the Company are responsible for the preparation and presentation of this interim financial information in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial information based on our review. Our report is made solely to you, as a body, in accordance with our agreed terms of engagement, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. SCOPE OF REVIEW We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410 Review of Interim Financial Information Performed by the Independent Auditor of the Entity issued by the Hong Kong Institute of Certified Public Accountants. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing. Consequently, it does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

66 Wynn Macau, Limited Report on Review of Interim Financial Information CONCLUSION Based on our review, nothing has come to our attention that causes us to believe that the accompanying interim financial information is not prepared, in all material respects, in accordance with IAS 34. Ernst & Young Certified Public Accountants Hong Kong 17 August 2018

Interim Report 2018 67 Interim Financial Information Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income For the Six Months Ended 30 June 2018 2017 HK$ HK$ Notes (in thousands) (unaudited) (unaudited) (restated) Operating revenues Casino 16,501,017 13,729,857 Rooms 1,071,033 811,514 Food and beverage 708,480 593,205 Retail and other 902,286 721,449 19,182,816 15,856,025 Operating costs and expenses Gaming taxes and premiums 9,089,001 7,779,751 Staff costs 2,488,633 2,290,456 Other operating expenses 3 2,421,233 2,017,520 Depreciation and amortization 1,356,018 1,393,098 Property charges and other 55,602 7,739 15,410,487 13,488,564 Operating profit 3,772,329 2,367,461 Finance revenues 4 42,845 4,982 Finance costs 5 (701,361) (625,828) Net foreign currency differences (76,525) (140,263) Changes in fair value of interest rate swaps — (8,190) (735,041) (769,299) Profit before tax 3,037,288 1,598,162 Income tax expense 6 6,214 6,214 Net profit attributable to owners of the Company 3,031,074 1,591,948 Other comprehensive income Other comprehensive income to be reclassified to profit or loss in subsequent periods: Currency translation reserve — (208) Other comprehensive income for the period — (208) Total comprehensive income attributable to owners of the Company 3,031,074 1,591,740 Basic and diluted earnings per Share 7 HK$0.58 HK$0.31

68 Wynn Macau, Limited Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 31 December 2018 2017 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current assets Property and equipment and construction in progress 10 32,500,929 33,504,269 Leasehold interests in land 1,638,366 1,686,452 Goodwill 398,345 398,345 Deposits for acquisition of property and equipment 33,975 35,092 Other non-current assets 731,332 791,819 Restricted cash and cash equivalents 9,412 6,032 Total non-current assets 35,312,359 36,422,009 Current assets Inventories 310,521 331,644 Trade and other receivables 11 738,100 676,669 Prepayments and other current assets 150,286 133,787 Amounts due from related companies 17 257,297 181,086 Restricted cash and cash equivalents 4,785 10,854 Cash and cash equivalents 8,330,696 5,239,690 Total current assets 9,791,685 6,573,730 Current liabilities Accounts payable 12 497,871 681,147 Interest-bearing borrowings 14 1,350,817 449,259 Construction and retentions payables 351,132 456,299 Other payables and accruals 13 8,255,214 9,968,876 Amounts due to related companies 17 224,370 261,601 Income tax payables 6 6,214 12,427 Other current liabilities 22,700 46,690 Total current liabilities 10,708,318 11,876,299 Net current liabilities (916,633) (5,302,569) Total assets less current liabilities 34,395,726 31,119,440

Interim Report 2018 69 Interim Financial Information Condensed Consolidated Statement of Financial Position As at As at 30 June 31 December 2018 2017 HK$ HK$ Notes (in thousands) (unaudited) (audited) Non-current liabilities Interest-bearing borrowings 14 31,789,345 27,674,046 Construction retentions payable 1,164 1,862 Other payables and accruals 13 197,004 265,992 Other long-term liabilities 191,292 176,782 Total non-current liabilities 32,178,805 28,118,682 Net assets 2,216,921 3,000,758 Equity Equity attributable to owners of the Company Issued capital 5,197 5,196 Share premium account 379,912 267,315 Shares held for employee ownership scheme (112,059) (112,062) Reserves 1,943,871 2,840,309 Total equity 2,216,921 3,000,758 Approved and authorized for issue by the Board of Directors on 17 August 2018. Matthew O. Maddox Ian Michael Coughlan Director Director

70 Wynn Macau, Limited

Interim Financial Information
Condensed Consolidated Statement of Changes in Equity

		Attributable to owners of the Company								
	Note	Issued Capital HK$	Share Premium Account HK$	Shares Held For Employee Ownership Scheme HK$	Share Option Reserve* HK$	Other Reserves# HK$ (in thousands)	Statutory Reserve* HK$	Retained Earnings* HK$	Currency Translation Reserve* HK$	Total Equity HK$
At 1 January 2018 (audited)		**5,196**	**267,315**	**(112,062)**	**639,203**	**554,740**	**48,568**	**1,580,698**	**17,100**	**3,000,758**
Net profit for the period		–	–	–	–	–	–	3,031,074	–	3,031,074
Total comprehensive income for the period		–	–	–	–	–	–	3,031,074	–	3,031,074
Share-based payments		–	–	–	66,656	–	–	–	–	66,656
Exercise of share options		1	18,663	–	(4,390)	–	–	–	–	14,274
Transfer to share premium upon vesting of awards under the employee ownership scheme		–	93,934	3	(93,937)	–	–	–	–	–
Returned dividend from forfeited awards under the employee ownership scheme		–	–	–	–	–	–	1,693	–	1,693
2017 special dividend declared	8	–	–	–	–	–	–	(3,897,534)	–	(3,897,534)
At 30 June 2018 (unaudited)		**5,197**	**379,912**	**(112,059)**	**607,532**	**554,740**	**48,568**	**715,931**	**17,100**	**2,216,921**
At 1 January 2017 (audited)		5,196	161,746	(109,000)	623,451	554,740	48,568	1,151,055	17,308	2,453,064
Net profit for the period		–	–	–	–	–	–	1,591,948	–	1,591,948
Changes in currency translation reserve		–	–	–	–	–	–	–	(208)	(208)
Total comprehensive income for the period		–	–	–	–	–	–	1,591,948	(208)	1,591,740
Share-based payments		–	–	–	69,956	–	–	–	–	69,956
Transfer to share premium upon vesting of awards under the employee ownership scheme		–	93,568	3	(93,571)	–	–	–	–	–
Returned dividend from forfeited awards under the employee ownership scheme		–	–	–	–	–	–	1,257	–	1,257
2016 final dividend declared	8	–	–	–	–	–	–	(2,182,121)	–	(2,182,121)
At 30 June 2017 (unaudited)		5,196	255,314	(108,997)	599,836	554,740	48,568	562,139	17,100	1,933,896

* These reserve accounts comprise the consolidated reserves of HK$1.94 billion in the condensed consolidated statement of financial position at 30 June 2018 (31 December 2017: HK$2.84 billion).

\# "Other reserves" at 1 January 2018 is composed of HK$194.3 million (1 January 2017: HK$194.3 million) of issued capital of WRM and HK$360.4 million (1 January 2017: HK$360.4 million) of issued capital of Wynn Resorts International, Ltd..

Interim Report 2018 71 Interim Financial Information Condensed Consolidated Statement of Cash Flows For the Six Months Ended 30 June 2018 2017 HK$ HK$ Note (in thousands) (unaudited) (unaudited) Net cash flows generated from operating activities 3,137,296 5,434,876 Investing activities Purchases of property and equipment and other assets, net of construction and retentions payables (468,239) (401,435) Proceeds from sale of property and equipment and other assets 177 1,399 Interest received 38,533 4,759 Net cash flows used in investing activities (429,529) (395,277) Financing activities Proceeds from borrowings 4,889,494 1,013,424 Repayment of borrowings — (3,573,164) Interest paid (633,989) (550,889) Decrease in restricted cash and cash equivalents 2,689 3,284 Dividend paid 8 (3,899,113) (2,183,783) Proceeds from exercise of share options 14,274 — Net cash flows generated from/(used in) financing activities 373,355 (5,291,128) Net increase/(decrease) in cash and cash equivalents 3,081,122 (251,529) Cash and cash equivalents at 1 January 5,239,690 2,591,442 Effect of foreign exchange rate changes, net 9,884 2,067 Cash and cash equivalents at 30 June 8,330,696 2,341,980

72 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 1. CORPORATE INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates hotel and casino resorts in Macau, namely Wynn Macau and Wynn Palace. WRM conducts gaming activities in our casinos in Macau under a concession contract signed with the Macau government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. The Group also owns a land concession for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) for a term of 25 years from May 2012. The Group opened Wynn Palace, an integrated resort, situated on the Cotai Land on 22 August 2016. WM Cayman Holdings Limited I owns approximately 72% of the Shares of the Company and approximately 28% of the Shares of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

Interim Report 2018 | 73

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2018

1. CORPORATE INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 30 June 2018:

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WM Cayman Holdings Limited II	Cayman Islands	Investment Holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment Holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment Holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment Holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*

* Shares directly held by the Company

** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest.

None of the subsidiaries had any debt securities outstanding at 30 June 2018 or at any time during the six months ended 30 June 2018.

74 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 1. CORPORATE INFORMATION (CONTINUED) Contribution to Trust The Company has consolidated an operating entity within the Group without any legal interests. Due to the implementation of the employee ownership scheme of the Group, the Company has set up a structured entity, Trust, and its particulars are as follows: Structured Entity Principal Activities Trust Administering and holding the Company’s Shares acquired for the employee ownership scheme, which is set up for the benefits of eligible persons of the scheme 2.1 ACCOUNTING POLICIES AND BASIS OF PREPARATION This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting issued by the International Accounting Standards Board. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2017. As at 30 June 2018, the Group had cash and cash equivalents of HK$8.33 billion derived from its ordinary business operations. These cash and cash equivalents have not been earmarked for any specific use other than for general corporate purposes and repayments on the Group’s debt obligations. As at 30 June 2018, the Group had a net current liability position of HK$916.6 million. The Group expects it will generate positive cash flows in the coming twelve months and may obtain or renew its bank loan facilities and, or seek other sources of funding, wherever needed, to meet its financial liabilities as and when they fall due. The Group believes it has sufficient working capital to finance its operations and financial obligations.

Interim Report 2018 75 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 2.2 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended 31 December 2017, except for the adoption of following new and revised standards effective as of 1 January 2018: Amendments to IFRS 2 Classification and Measurement of Share-based Payment Transactions IFRS 9 Financial Instruments IFRS 15 Revenue from Contracts with Customers Amendments to IFRS 15 Clarifications to IFRS 15 Revenue from Contracts with Customers IFRIC Interpretation 22 Foreign Currency Transactions and Advance Consideration Annual Improvements Amendments to IFRS 1 and IAS 28 2014–2016 Cycle Amendments to IAS 40 Transfers of Investment Property The Group applies, for the first time, IFRS 15 Revenue from Contracts with Customers (“IFRS 15”) and IFRS 9 Financial Instruments (“IFRS 9”) that require restatement of previous financial statements. As required by IAS 34 Interim Financial Reporting, the nature and effect of these changes are disclosed below. IFRS 15 Revenue from Contracts with Customers IFRS 15 supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related interpretations and it applies to all revenue arising from contracts with customers, unless those contracts are in the scope of other standards. The new standard establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

76 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 2.2 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) (CONTINUED) The Group adopted IFRS 15 using the full retrospective method of adoption. The effect of adopting IFRS 15 is, as follows: Impact on the consolidated statement of profit or loss and other comprehensive income (increase/(decrease)) for the six months ended 30 June 2017: For the Six Months Ended 30 June 2017 HK$ Adjustments (in thousands) Operating revenues Casino (a) (b) (1,873,540) Rooms (a) 569,372 Food and beverage (a) 335,887 Retail and other (a) 33,375 (934,906) Other operating expenses (a) (b) (934,906) Operating profit — Profit before tax — Net profit attributable to owners of the Company — The Company’s revenue contracts with customers consist of casino wagers; providing services of rooms, food and beverage; and sales of retail and other goods.

Interim Report 2018 77 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 2.2 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) (CONTINUED) (a) Gross casino revenues are measured by the aggregate net difference between gaming wins and losses. The Company applies a practical expedient by accounting for its casino wagering transactions on a portfolio basis versus an individual basis as all wagers have similar characteristics. Commissions rebated to customers either directly or indirectly through gaming promoters and other cash incentives earned by customers are recorded as a reduction of casino revenues. In addition to the wager, casino transactions typically include performance obligations related to complimentary goods or services provided to incentivize future gaming or in exchange for points earned under the Company’s loyalty programs. Upon adoption of IFRS 15, for casino transactions that include complimentary goods or services provided by the Company to incentivize future gaming, the Company allocates the standalone selling price of each good or service to the appropriate revenue type based on the good or service provided. Complimentary goods or services that are provided under the Company’s control and discretion and supplied by third parties are recorded as other operating expense. After allocating amounts to the complimentary goods or services provided and to the points earned under the Company’s loyalty programs, the residual amount is recorded as casino revenue when the wager is settled. The transaction price for rooms, food and beverage, retail and other transactions is the net amount collected from the customer for such goods and services and is recorded as revenue when the goods are provided or services are performed. Advance deposits on rooms are performance obligations that are recorded as customer deposits until services are provided to the customer. Revenues from contracts with multiple goods or services are allocated to each good or service based on its relative standalone selling price. (b) Upon adoption of IFRS 15, the portion of gaming promoters’ commissions previously recorded as other operating expenses is now recorded as a reduction of casino revenue. (c) Presentation and disclosure requirements The Group disclosed information about the relationship between the disclosure of disaggregated revenue and revenue information disclosed for each reportable segment. Refer to Note 9 for the disclosure on disaggregated revenue for each reportable segment. There is no impact on the consolidated statement of financial position. The contract liabilities consist of outstanding chip liabilities, customer deposits, customer loyalty program and related liabilities and other gaming-related liabilities included in other payables and accruals and other liabilities. There is no impact on the consolidated statement of changes in equity, consolidated statement of cash flows and basic and diluted earnings per Share.

78 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 2.2 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) (CONTINUED) IFRS 9 Financial Instruments IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement for annual periods on or after 1 January 2018. The effect of adopting IFRS 9 is as follows: (a) Classification and measurement The adoption of IFRS 9 does not have a significant impact on the classification and measurement of the Group’s financial assets. The accounting for the Group’s financial liabilities remains largely the same as it was under IAS 39. The requirements in IFRS 9 for adjusting the amortized cost of a financial liability, when a modification (or exchange) does not result in derecognition, are consistent with those applied to the modification of a financial asset that does not result in derecognition. The gain or loss arising on modification of a financial liability that does not result in derecognition, is calculated by discounting the change in contractual cash flows using the original effective interest rate (EIR), and is immediately recognized in profit or loss. The adoption of IFRS 9 does not result in a material difference in the carrying amounts of the Group’s financial liabilities and hence does not result in an adjustment of opening retained earnings as at 1 January 2018. (b) Impairment IFRS 9 requires an impairment on debt instruments recorded at amortized cost or at fair value through other comprehensive income, lease receivables, loan commitments and financial guarantee contracts that are not accounted for at fair value through profit or loss under IFRS 9, to be recorded based on an expected credit loss model either on a twelve-month basis or a lifetime basis. The Group has applied the simplified approach and record lifetime expected losses that are estimated based on the present values of all cash shortfalls over the remaining life of all of its trade receivables and other receivables. The adoption of IFRS 9 does not have a significant impact on the provision for impairment on its trade receivables. There is no impact on the consolidated statement of profit or loss and other comprehensive income, consolidated statement of financial position, consolidated statement of changes in equity, consolidated statement of cash flows and basic and diluted earnings per Share. Several other amendments and interpretations apply for the first time in 2018 but do not have a material impact on the interim condensed consolidated financial information of the Group.

Interim Report 2018 79 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 2.3 NEW AND REVISED IFRSs NOT YET EFFECTIVE The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective. 2.4 SEGMENT REPORTING Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the six months ended 30 June 2018, the Group reviews Wynn Macau and Wynn Palace as two reportable segments. Refer to note 9 for segment information. 3. OTHER OPERATING EXPENSES For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands) (unaudited) (unaudited) (restated) License fees 719,150 656,084 Cost of sales 379,671 272,766 Repairs and maintenance 245,231 176,493 Advertising and promotions 239,321 178,850 Operating supplies and equipment 225,399 192,345 Utilities and fuel 171,191 164,618 Contract services 168,580 148,620 Corporate support services and other 44,966 57,734 Other support services 29,150 30,297 Operating rental expenses 28,498 29,156 Auditor’s remuneration 4,162 4,335 Reversal of provision for doubtful accounts, net (22,229) (43,167) Other expenses 188,143 149,389 2,421,233 2,017,520

80 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 4. FINANCE REVENUES For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest income from cash at banks 42,845 4,982 5. FINANCE COSTS For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands) (unaudited) (unaudited) Interest expense 620,848 548,700 Amortization of debt financing costs 71,481 65,416 Bank fees for unused facilities 9,032 11,712 701,361 625,828

Interim Report 2018 81 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 6. INCOME TAX EXPENSE The major components of income tax expense for the six months ended 30 June 2018 and 2017 were: For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands) (unaudited) (unaudited) Income tax expense: Current — overseas 6,214 6,214 6,214 6,214 No provision for Hong Kong profit tax for the six months ended 30 June 2018 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2017: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2017: 12%). For the six months ended 30 June 2018, the tax provision of HK$6.2 million results from the current income tax expense accrued by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement (six months ended 30 June 2017: HK$6.2 million). On 15 October 2015, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”) effective from 1 January 2016 through 31 December 2020. Accordingly, the Group was exempted from the payment of approximately HK$366.7 million in such tax for the six months ended 30 June 2018 (six months ended 30 June 2017: HK$206.3 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement. In August 2016, WRM renewed the WRM Shareholder Dividend Tax Agreement with the Macau Special Administrative Region that provided for annual payments of MOP12.8 million (approximately HK$12.4 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits for each of the years 2016 through 2020.

82 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 6. INCOME TAX EXPENSE (CONTINUED) The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examinations by tax authorities in the locations where it operates. The Group’s 2013 to 2017 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Government of the Macau Special Administrative Region (the “Financial Services Bureau”). In March 2017 and July 2017, the Financial Services Bureau commenced examination of the WRM and Palo’s 2013 and 2014 Macau Complementary tax returns. In February 2018, the Financial Services Bureau issued its final tax assessments for Palo for the years 2013 and 2014 and the examination resulted in no change to the tax returns. In July 2018, the Financial Services Bureau issued final tax assessments for WRM for the years 2013 and 2014, while no additional tax was due, adjustments were made to WRM’s tax loss carryforwards. Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcome and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. As at 30 June 2018, the Group has unrecognized tax losses of HK$7.21 billion (31 December 2017: HK$5.93 billion) and the Group believes that these unrecognized tax losses are adequate to offset adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. 7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings per Share for the six months ended 30 June 2018 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares in issue of 5,184,553,333 during the period (six months ended 30 June 2017: 5,180,316,178), excluding Shares reserved and purchased for the Company’s employee ownership scheme. No Shares (six months ended 30 June 2017: nil) were purchased and no Shares (six months ended 30 June 2017: nil) were issued and reserved for the Company’s employee ownership scheme during the six months ended 30 June 2018.

Interim Report 2018 83 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY (CONTINUED) The calculation of diluted earnings per Share for the six months ended 30 June 2018 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,194,187,153 (six months ended 30 June 2017: 5,187,269,182) including the weighted average number of Shares in issue of 5,184,553,333 during the period (six months ended 30 June 2017: 5,180,316,178) plus the weighted average number of potential Shares of 9,633,820 (six months ended 30 June 2017: 6,953,004) arising from the deemed exercise of share options and deemed vesting of awards under the Company’s employee ownership scheme. 8. DIVIDENDS For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands) (unaudited) (unaudited) 2017 final dividend of nil per Share declared (2016: HK$0.42 per Share) — 2,182,121 2017 special dividend of HK$0.75 per Share declared (2016: nil) 3,897,534 — 3,897,534 2,182,121 On 17 August 2018, the Board resolved to declare a total dividend of HK$0.75 per Share, consisting of an interim dividend of HK$0.32 per Share for the six months ended 30 June 2018 and a special dividend of HK$0.43 per Share. Both the interim and the special dividend are expected to be paid on 5 October 2018.

84 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 9. SEGMENT INFORMATION The Group’s principal operating activities occur in Macau, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its operating segments. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and are aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). Wynn Palace is managed as an operating segment and a separate reportable segment. The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group’s organizational and management reporting structure. Other Macau primarily represents cash held at the Company. For the Six Months Ended 30 June 2018 2017 HK$ HK$ (in thousands) (unaudited) (unaudited) (restated) Wynn Macau: Casino 7,932,135 8,286,878 Rooms 434,948 366,975 Food and beverage 293,923 250,601 Retail and other 440,741 355,350 Wynn Palace: Casino 8,568,882 5,442,979 Rooms 636,085 444,539 Food and beverage 414,557 342,604 Retail and other 461,545 366,099 Total operating revenues 19,182,816 15,856,025

Interim Report 2018 85 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 9. SEGMENT INFORMATION (CONTINUED) For the Six Months Ended 30 June 2018 2017 HK$ HK$ Notes (in thousands) (unaudited) (unaudited) (restated) Adjusted EBITDA Wynn Macau 2,629,507 2,622,004 Wynn Palace 2,668,547 1,248,835 5,298,054 3,870,839 Other operating costs and expenses Depreciation and amortization 1,356,018 1,393,098 Property charges and other 55,602 7,739 Share-based payments 63,714 62,339 Wynn Macau, Limited corporate expenses 50,391 40,202 Operating profit 3,772,329 2,367,461 Non-operating income and expenses Finance revenues 4 42,845 4,982 Finance costs 5 (701,361) (625,828) Net foreign currency differences (76,525) (140,263) Change in fair value of interest rate swaps — (8,190) Profit before tax 3,037,288 1,598,162 Income tax expense 6 6,214 6,214 Net profit attributable to owners of the Company 3,031,074 1,591,948

86 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 9. SEGMENT INFORMATION (CONTINUED) As at As at 30 June 31 December 2018 2017 HK$ HK$ (in thousands) (unaudited) (audited) Total assets Wynn Palace 30,496,703 31,359,875 Wynn Macau 13,225,943 10,386,475 Other Macau 1,381,398 1,249,389 45,104,044 42,995,739 10. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS For the six months ended 30 June 2018, the Group incurred HK$328.9 million (six months ended 30 June 2017: HK$231.1 million) on additions of property and equipment and construction in progress. The Group disposed of property and equipment and construction in progress with a net carrying amount of HK$62.8 million (six months ended 30 June 2017: HK$9.1 million).

Interim Report 2018 87 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 11. TRADE AND OTHER RECEIVABLES Trade and other receivables consist of the following as at 30 June 2018 and 31 December 2017: As at As at 30 June 31 December 2018 2017 HK$ HK$ (in thousands) (unaudited) (audited) Casino 607,574 575,415 Retail leases and other 184,548 167,007 Hotel 9,888 15,951 802,010 758,373 Less: allowance for doubtful accounts (63,910) (81,704) Total trade and other receivables, net 738,100 676,669

88 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 11. TRADE AND OTHER RECEIVABLES (CONTINUED) An aged analysis of trade and other receivables is as follows: As at As at 30 June 31 December 2018 2017 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 311,616 291,910 31 to 60 days 152,721 53,490 61 to 90 days 35,362 121,791 Over 90 days 302,311 291,182 802,010 758,373 Less: allowance for doubtful accounts (63,910) (81,704) Net trade and other receivables 738,100 676,669 The advanced commissions included in the trade and other receivables are on terms requiring settlement within five business days of the month following the advance. Except for the advanced commissions, the trade and other receivables are generally repayable within 14 days.

Interim Report 2018 89 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 12. ACCOUNTS PAYABLE During the six months ended 30 June 2018 and the year ended 31 December 2017, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows: As at As at 30 June 31 December 2018 2017 HK$ HK$ (in thousands) (unaudited) (audited) Within 30 days 351,393 544,819 31 to 60 days 40,718 53,427 61 to 90 days 13,384 33,503 Over 90 days 92,376 49,398 497,871 681,147 13. OTHER PAYABLES AND ACCRUALS Other payables and accruals consist of the following as at 30 June 2018 and 31 December 2017: As at As at 30 June 31 December 2018 2017 HK$ HK$ (in thousands) (unaudited) (audited) Current: Outstanding chip liabilities 3,231,971 4,839,965 Customer deposits 2,613,386 2,545,531 Gaming taxes payable 1,452,425 1,565,075 Donation payable 77,670 77,670 Others 879,762 940,635 8,255,214 9,968,876 Non-current: Donation payable 197,004 265,992 Total 8,452,218 10,234,868

90 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 14. INTEREST-BEARING BORROWINGS As at As at 30 June 31 December 2018 2017 HK$ HK$ Notes (in thousands) (unaudited) (audited) Bank loans, secured (a) 22,903,123 17,970,353 Senior notes, unsecured (b) 10,595,272 10,553,330 33,498,395 28,523,683 Less: debt financing costs, net (358,233) (400,378) Total interest-bearing borrowings 33,140,162 28,123,305

Interim Report 2018 | 91

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2018

14. INTEREST-BEARING BORROWINGS (CONTINUED)

The borrowings are repayable as follows:

	Notes	As at 30 June 2018 HK$ (in thousands) (unaudited)	As at 31 December 2017 HK$ (in thousands) (audited)
Bank loans:	(a)		
In the next twelve months		**1,350,817**	449,259
In the second to fifth years, inclusive		**21,552,306**	17,521,094
		22,903,123	17,970,353
Less: debt financing costs, net		**(156,815)**	(188,084)
		22,746,308	17,782,269
Senior notes:	(b)		
After the fifth year		**10,595,272**	10,553,330
Less: debt financing costs, net		**(201,418)**	(212,294)
		10,393,854	10,341,036

Notes:

(a) **Bank loans, secured**

Wynn Macau Credit Facilities

As at 30 June 2018, the Wynn Macau Credit Facilities consisted of approximately HK$23.87 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$18.01 billion equivalent fully funded senior term loan facility and an approximately HK$5.86 billion equivalent senior revolving credit facility.

There is also an option to upsize the total senior secured credit facilities by approximately an additional HK$7.80 billion equivalent (US$1.00 billion) under the Wynn Macau Credit Facilities and related agreements upon the satisfaction of various conditions. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM's indebtedness in 2015 and for a variety of purposes, including to fund the construction and development of Wynn Palace and for general corporate purposes.

92 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) Wynn Macau Credit Facilities (continued) The HK$18.01 billion equivalent term loan facility is repayable in graduating installments of between 2.50% to 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is September 2020, by which time any outstanding borrowings from the revolving loans must be repaid. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default includes if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder. As at 30 June 2018, the Group had HK$970.6 million in funding available under the revolving credit facility of the Wynn Macau Credit Facilities. WMLF Revolving Credit Facility On 18 July 2016, WMLF entered into an agreement as the borrower of a revolving credit facility for initially up to HK$1.55 billion (approximately US$197.3 million) with Bank of China Limited, Macau Branch as the lender. On 25 October 2016, the WMLF Revolving Credit Facility was amended and upsized, increasing the available borrowing capacity to HK$3.87 billion (approximately US$493.2 million). The WMLF Revolving Credit Facility matured in July 2018, at which time any outstanding borrowings must be repaid. On the maturity date, there were no outstanding borrowings under the WMLF Revolving Credit Facility.

Interim Report 2018 93 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured On 20 September 2017, the Company completed the issuance of 4.875% senior notes due 2024 with an aggregate principal amount of US$600 million (approximately HK$4.71 billion) (the “WML 2024 Notes”) and 5.5% senior notes due 2027 with an aggregate principal amount of US$750 million (approximately HK$5.89 billion) (the “WML 2027 Notes” and together with the WML 2024 Notes, the “WML Notes”). The Company used the net proceeds from the WML Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. At any time prior to 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML Notes or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML Notes, dated as of 20 September 2017 (the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest. In addition, at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.5% of the aggregate principal amount of the WML 2027 Notes, as applicable. On or after 1 October 2020 and 1 October 2022, the Company may redeem the WML 2024 Notes and WML 2027 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438% and 102.75%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest. If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. The circumstances that will constitute a Change of Control includes the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to Mr. Stephen A. Wynn or a related party of Mr. Wynn, the consummation of any transaction that results in any party other than Mr. Wynn and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of Wynn Resorts, Limited and the first day on which a majority of the members of the Board are not continuing directors. A related party of Mr. Wynn under the WML Indentures includes any immediate family member or former spouse of Mr. Wynn or any entity or vehicle where Mr. Wynn and/or any immediate family member or former spouse of Mr. Wynn hold 51% or more of the controlling interest. Continuing directors under the WML Indentures means either (i) the Directors as of the date the WML Notes were issued or (ii) Directors that were nominated for election, were elected or appointed to the Board with the approval of a majority of the continuing directors at the time of such nomination, election or appointment. In addition, the Company may redeem the WML Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further if a holder or beneficial owner of the WML Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML Notes.

94 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 14. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured (continued) Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Notes will have the right to require the Company to repurchase all or any part of such holders’ WML Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest. 15. COMMITMENTS Operating lease commitments — Group as lessee As at As at 30 June 31 December 2018 2017 HK$ HK$ (in thousands) (unaudited) (audited) Within one year 107,198 104,913 After one year but not more than five years 275,425 296,794 More than five years 262,979 302,233 645,602 703,940

Interim Report 2018 | 95

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2018

15. COMMITMENTS (CONTINUED)

Operating lease commitments — Group as lessor

	As at 30 June 2018 HK$	As at 31 December 2017 HK$
	(in thousands)	
	(unaudited)	(audited)
Within one year	782,725	691,948
After one year but not more than five years	1,710,821	1,751,276
More than five years	5,832	13,579
	2,499,378	2,456,803

Capital commitments

	As at 30 June 2018 HK$	As at 31 December 2017 HK$
	(in thousands)	
	(unaudited)	(audited)
Contracted, but not provided for	262,958	208,001

Gaming premium commitment

Pursuant to the Concession Agreement signed with the Macau government, the Group has committed to pay an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable annual premium which is equal to MOP300,000 (approximately HK$291,000) per gaming table reserved exclusively for certain kinds of games or players, MOP150,000 (approximately HK$146,000) per gaming table not so reserved and MOP1,000 (approximately HK$970) per electrical or mechanical gaming machine, including slot machines, subject to an annual minimum of MOP45.0 million (approximately HK$43.7 million).

96 Wynn Macau, Limited

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2018

15. COMMITMENTS (CONTINUED)

Other services commitments

	As at 30 June 2018 HK$	As at 31 December 2017 HK$
	(in thousands)	
	(unaudited)	(audited)
Within one year	**408,537**	374,116
After one year but not more than five years	**489,573**	579,922
	898,110	954,038

As at 30 June 2018, the Group was committed to purchases of operating items totaling HK$158.9 million (31 December 2017: HK$169.2 million).

16. LITIGATION

The Group did not have any material litigation outstanding as at 30 June 2018. The litigation matters set out below are disclosed on a voluntary basis and, as with all litigation, no assurances can be provided as to the outcome thereof.

Macau Litigation Related to Okada

WRM and certain individuals who are or were directors of WRM and/or the Company (collectively, the "Wynn Macau Parties") were named as defendants in a lawsuit filed in the Court of First Instance of Macau (the "Macau Court") by Mr. Kazuo Okada ("Okada"), Aruze USA, Inc. and Universal Entertainment Corp. (collectively, the "Okada Parties"). The principal allegations in the lawsuit were that the redemption of the Okada Parties' shares in WRL was improper and undervalued, that the previously disclosed payment by WRM to an unrelated third party in consideration of relinquishment by that party of certain rights in and to any future development on the land in Cotai where Wynn Palace is located was unlawful and that the Company's previously disclosed donation by WRM to the University of Macau Development Foundation was unlawful. The Okada Parties sought the dissolution of WRM and compensatory damages. The Company made a voluntary announcement in respect of this lawsuit on 3 July 2015.

Interim Report 2018 97 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 16. LITIGATION (CONTINUED) Macau Litigation Related to Okada (continued) On 11 July 2017, the Macau Court dismissed all the claims made by the Okada Parties against the Wynn Macau Parties as unfounded and imposed a fine of MOP41,500 (approximately HK$40,000) on the Okada Parties. In addition, the Macau Court ordered the Okada Parties to pay Court fees and lawyer fees of the Wynn Macau Parties. The Okada Parties appealed the Macau Court’s decision and on 21 December 2017, the Wynn Macau Parties filed their response to the appeal with the Court of Appeal of Macau. On 8 March 2018, Universal Entertainment Corp. and Aruze USA, Inc. (collectively, the “Universal Parties”) agreed to effectively withdraw as parties from these legal proceedings pursuant to the settlement agreement and mutual release entered into by, among others, the Universal Parties and Wynn Resorts, Limited. The Company made a voluntary announcement regarding the settlement agreement and mutual release on 9 March 2018. The Universal Parties voluntarily withdrew from these legal proceedings in March 2018. These proceedings may continue with respect to Mr. Kazuo Okada as he is not a party to the settlement agreement and mutual release. The Company intends to vigorously defend WRM and the other defendants in the lawsuits. Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. The Company has sought advice from counsel in Macau, and based on such advice, the Company believes the claims are devoid of merit and are unfounded. The Company intends to vigorously defend WRM in the lawsuits.

98 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 17. RELATED PARTY DISCLOSURES As at the end of the period, amounts due from/(to) related companies are unsecured, interest- free and repayable on demand. The Group had the following material connected transactions with related companies: For the Six Months Ended 30 June Name of Related Relation to the Primary Nature 2018 2017 Companies Company of Transactions HK$ HK$ (in thousands) (unaudited) (unaudited) Wynn Resorts, Limited Ultimate parent License fees (i) 719,150 656,084 company Wynn Resorts, Limited Ultimate parent Corporate support 39,195 55,749 company services (ii) Wynn Resorts, Limited Ultimate parent Share-based 27,474 21,572 company payment expenses Las Vegas Jet, LLC Subsidiary of Wynn Airplane usage 5,772 1,985 Resorts, Limited charges (ii) WIML Subsidiary of Wynn International 25,128 25,419 Resorts, Limited marketing expenses (iii) Worldwide Wynn Subsidiary of Wynn Staff secondment 84,452 101,656 Resorts, Limited payroll charges (iv) Wynn Design & Subsidiary of Wynn Design/ 4,168 4,870 Development Resorts, Limited development payroll (v) Except for the share-based payment expenses incurred with Wynn Resorts, Limited, all of the above transactions are noted as continuing connected transactions.

Interim Report 2018 99 Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 17. RELATED PARTY DISCLOSURES (CONTINUED) Notes: (i) License fees The license fee payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.8 million) per month. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts’ annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fees shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts during any financial year. Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the construction of Wynn Palace and renovation works at Wynn Macau and Encore and Wynn Palace. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2018 and 2017. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

100 Wynn Macau, Limited Interim Financial Information Notes to Interim Financial Information For the six months ended 30 June 2018 17. RELATED PARTY DISCLOSURES (CONTINUED) Home Purchase In May 2010, Worldwide Wynn entered into an employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 30 June 2018, the net carrying amount of the house together with improvements and its land lease right was HK$49.2 million (31 December 2017: HK$51.6 million). 18. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits and other assets, accounts payable, current interest-bearing borrowings, constructions and retentions payables, balances with related companies and the current portion of financial liabilities included in other payables and accruals and other liabilities approximate their carrying amounts largely due to the short term maturities of these instruments. The fair values of the non-current portion of interest-bearing bank borrowings have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The non-current portion of financial liabilities included in other payables and accruals, other liabilities and construction retentions payable were not discounted as the discounting factors were considered by management to be insignificant. As at 30 June 2018, the Group measured its outstanding debt instruments at fair value for level 2 of HK$32.96 billion (as at 31 December 2017: HK$28.62 billion). The Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the six months ended 30 June 2018 and 2017. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant input is directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data.

Interim Report 2018 101 Definitions “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 to the Listing Rules as applicable on 30 June 2018 “Company”, “our Company” Wynn Macau, Limited, a company incorporated on 4 September or “WML” 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession the land concession contract entered into between WRM, Palo Agreement” and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012 “Director(s)” the director(s) of our Company “Encore” or “Encore at a casino resort located in Macau, connected to and fully Wynn Macau” integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group”, “we”, “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” or “HKSAR“ the Hong Kong Special Administrative Region of the PRC

102 Wynn Macau, Limited Definitions “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Macau” or “Macau Special the Macau Special Administrative Region of the PRC Administrative Region” “Macau Operations” the integrated Wynn Macau and Encore at Wynn Macau and Wynn Palace “Melco” Melco Resorts (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” National Association by Securities Dealers Automated Quotations “Palo Real Estate Company Palo Real Estate Company Limited, a limited liability company Limited” or “Palo” incorporated under the laws of Macau, subject to Ms. Linda Chen 10% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company

Interim Report 2018 103 Definitions “PRC”, “China” or the People’s Republic of China and, except where the context “mainland China” requires and only for the purpose of this interim report, references in this interim report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlatives meaning “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the date of this interim report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires

104 Wynn Macau, Limited Definitions “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc. “WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly- owned subsidiary of the Company “WML 2021 Notes” the US$600 million (approximately HK$4.71 billion) 5.25% senior notes due 2021 issued by the Company in October 2013 and the additional US$750 million (approximately HK$5.89 billion) 5.25% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated to form one single series of notes “WML 2024 Notes” the US$600 million (approximately HK$4.71 billion) 4.875% senior notes due 2024 issued by the Company in September 2017 (Debt Stock Code: 5279) “WML 2027 Notes” the US$750 million (approximately HK$5.89 billion) 5.50% senior notes due 2027 issued by the Company in September 2017 (Debt Stock Code: 5280) “WML Notes” WML 2027 Notes and together with the WML 2024 Notes, the WML Notes “WMLF” WML Finance I Limited, a limited liability company incorporated under the laws of the Cayman Islands and an indirect wholly- owned subsidiary of the Company “WMLF Revolving Credit Facility” the HK$1.55 billion (approximately US$197.3 million) revolving credit facility extended to WMLF on 18 July 2016 and the principal amount was subsequently increased to HK$3.87 billion (approximately US$493.2 million) on 25 October 2016 “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited

Interim Report 2018 105 Definitions “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend the agreements, entered into during August 2016, for a term of Tax Agreement” five years between WRM and the Macau Special Administrative Region, that provide for an annual payment to the Macau Special Administrative Region of MOP12.8 million in years 2016 through 2020 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc., a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn International Wynn International Marketing, Ltd., a company incorporated Marketing, Ltd.” or “WIML” under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$18.01 billion (equivalent) fully-funded senior term loan facilities and the HK$5.86 billion (equivalent) senior revolving credit facilities extended to WRM on 30 September 2015

106 Wynn Macau, Limited Definitions “Wynn Palace” an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, which is operated by WRM and opened on 22 August 2016 “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, Wynn Resorts, Limited, a company formed under the laws of the “Wynn Resorts” or “WRL” State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

Interim Report 2018 107 Glossary “Average Daily Rate” average daily rate which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms occupied “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “REVPAR” revenue per available room which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms available “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and our Macau Operations’ individual VIP players

108 Wynn Macau, Limited Glossary “slot machine win” the amount of handle (representing the total amount wagered) that is retained and recorded as casino revenues. Slot machine win is after adjustment for progressive accruals, but before the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “table drop” the amount of cash deposited in a gaming table’s drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “table games win” the amount of table drop or turnover that is retained and recorded as casino revenues. Table games win is before commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP client” or “VIP player” client, patron or player who participates in our Macau Operations’ In-house VIP Program or in the VIP program of any of our gaming promoters

2018 Interim Report 中期報告 2018 Interim Report Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com 中期報告